STRICTLY PRIVATE AND CONFIDENTIAL

CME MEDIA ENTERPRISES B.V.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

and

PPF (CYPRUS) Ltd.

FRAMEWORK AGREEMENT

December 13, 2004

DEWEY BALLANTINE

London

CONTENTS

1	Definitions and Interpretation		6
	1.1	Definitions	6
	1.2	Interpretation	18
	1.3	Annexes	20
	1.4	Completion of Transaction Documents and Other Annexes	20
2	Sale and Purchase of the TV Nova Group		21
	2.1	Outline of Transaction Structure and Steps	21
	2.2	Effect on Purchase Price	22
3	Consideration		22
	3.1	Purchase Price	22
	3.2	TV Nova Value	23
	3.3	Closing Audit Report	23
	3.4	Determination of Closing Indebtedness, Closing CNTS Settlement Amount and Actual Working Capital	23
	3.5	Adjustments to the Purchase Price	24
	3.6	Cash Payments	25
4	Warranties		26
	4.1	Mutual Warranties	26
	4.2	Additional Warranties by CME Ltd	27
	4.3	Additional Warranties by PPF	27
	4.4	Warranties by PPF Relating to the Ownership Interests and the Programming Library	29
	4.5	Warranties by PPF Relating to CET 21	32
	4.6	Warranties by PPF Related to the TV Nova Group Companies and Other Entities	35
	4.7	Warranties by PPF Related to Various Claims	53
	4.8	Acknowledgement of Disclosure	55
	4.9	Breach of Warranty	55
	4.10	No Other Warranties	55
5	Pre-Closing Obligations		55
	5.1	General Obligations of PPF	55
	5.2	PPF Obligations Relating to the TV Nova Group	27
	5.3	CME Parties' Obligations	59
6	Conditions to Closing		60
	6.1	Conditions Precedent	60
	6.2	Responsibility for Satisfaction	62
	6.3	Satisfaction/Non-Satisfaction/Waiver	62
7	Closing		63
	7.1	Time and Place of Closing	63
	7.2	PPF's Closing Obligations	63
	7.3	CME ME's Closing Obligations	65
8	Undertakings To Benefit The TV Nova Business		66
	8.1	PPF's Undertakings	66
	8.2	CME ME's Undertakings	67
	8.3	Effect of Breach of Undertakings	68
	8.4	Additional Undertaking by PPF	68
	8.5	Additional Undertaking by CME ME and PPF	68
9	Termination		68

	9.1	Termination by Consent	68
	9.2	Termination by the Parties Prior to Closing	68
	9.3	Automatic Termination	69
	9.4	Payments Upon Termination	69
	9.5	Effects of Termination	70
10	Indemnity		70
	10.1	Indemnity by PPF	70
	10.2	Indemnity by CME	72
	10.3	Threshold for Indemnification	72
	10.4	Notice of Potential Indemnity Claims	73
	10.5	Notice of Indemnity Claims	73
	10.6	Defense of Third Party Claims	74
11	Limitation Of Liability		76
	11.1	General	76
	11.2	Time for Making Claims	77
	11.3	Limitation on PPF's Liability	78
	11.4	Allowances, Provisions and Reserves	78
	11.5	Change in Law	78
	11.6	Accounting Bases	78
	11.7	Contingent and Non-quantifiable Liabilities	78
	11.8	No Double Recovery	79
	11.9	CME Parties' Approval	79
	11.10	Status of Clause 11	79
	11.11	Pre-1996 Event Facts and Circumstances	79
	11.12	Limitation on CME Parties' Liability	79
12	Tax Issues		79
	12.1	Tax Returns	79
	12.2	Tax Credits	80
13	Security		80
	13.1	Required Security	80
	13.2	Substitute Security	80
	13.3	Financial Condition of Guarantors and Mandatory Substitution	83
	13.4	Costs and Expenses	85
	13.5	Further Assurances Regarding Security	85
	13.6	Duration of Security	85
14	Governing Law		85
15	Dispute Resolution		85
16	Non-Business Days		85
17	Amendments		86
18	Counterparts		86
19	Confidentiality and Announcements		86
	19.1	Non-Disclosure	86
	19.2	Duration of Restrictions	87
	19.3	Public Support	87
20	Notices		87
	20.1	Form of Notice	87
	20.2	Addresses for Notices	87
21	Assignment		88
	21.1	Successors	88
	21.2	Restriction on Assignment	88
	21.3	Substitute Performance	88
22	Rights of Third Parties		88

	22.1	General	88
	22.2	Protected Parties	88
23	Entire Agreement		89
24	Waivers		89
25	Costs and Expenses		89
26	Severability		89
	26.1	Effect of Invalidity	89
	26.2	Cure	90
27	Legality		90
28	Further Assurance		90
Annex 1 Programming Library Transfer			92
Annex 2 PPF Group			94
Annex 3 Working Capital			95
Annex 4 Form of Transfer Agreement (CZ a.s. Entity)			96
Annex 5 Form of Transfer Agreement (CZ s.r.o. Entity)			97
Annex 6 Subscription Agreement			98
Annex 7 Registration Rights Agreement			99
Annex 8 TV Nova Group Agreement			100
Annex 9 Guarantee			101
Annex 10 Smejc Agreement			102
Annex 11 Amended Newco/Oldco Memorandum of Association			103
Annex 12 PPF Group Guarantee			104

THIS FRAMEWORK AGREEMENT (this "Agreement") is made by way of a deed on December 13, 2004

BETWEEN:

(1)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at 101706 Amsterdam Birkstraat 89, 3768 HD Soest, the Netherlands ("CME ME");

(2)	CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, a company organized under the laws of Bermuda, and having its registered office at Clarendon House, Church Street, Hamilton, HM CX Bermuda ("CME Ltd")

and

(3)
PPF (CYPRUS) LTD. a company organized under the laws of the Republic of Cyprus with registered number HE 92433, and having its registered office at Arch. Makeriou III, 2-4, Capital Center, 9th Floor, PC 1505, Nicosia, Cyprus ("PPF").

WHEREAS:

(A)
CET 21, spol. s r.o. ("CET 21") is a limited liability company organized and existing under the laws of the Czech Republic and has a registered capital of CZK 200,000 (the "CET 21 Registered Capital").

(B)
CET 21 is a holder of the license No. 001/1993 granted by the Council of the Czech Republic for Radio and Television Broadcasting on February 9, 1993 and valid through January 30, 2017 (the "TV Nova License") under which it operates the Czech television broadcasting station called "TV Nova".

(C)	Vilja a.s. ("Vilja") is a joint stock company organized and existing under the laws of the Czech Republic.

(D)	Vilja is the owner of a 52.075% Ownership Interest in CET 21, and exercises control over CET 21 and the broadcasting of TV Nova.

(E)	TV NOVA HOLDINGS B.V. ("TVNH"), a company organized under the laws of the Netherlands, owns a 100% Ownership Interest of Vilja and exercises control over Vilja.

(F)	PPF directly or indirectly owns a 100% Ownership Interest in TVNH.

(G)	Česká Produkční 2000 a.s. ("CP 2000") is a joint stock company organized and existing under the laws of the Czech Republic.

(H)	PPF owns and controls the disposition of a 100% Ownership Interest in CP 2000.

(I)
CP 2000 owns a 100% Ownership Interest of (1) MAG MEDIA 99, a.s. ("MAG MEDIA"), a joint stock company organized and existing under the laws of the Czech Republic, (2) NOVA-Consulting, a.s. ("Nova Consulting"), a joint stock company organized and existing under the laws of the Czech Republic, and (3) Česká produkční invest, a.s. ("CPI"), a joint stock company organized and existing under the laws of the Czech Republic.

(J)
CPI owns a 100% Ownership Interest of (1) Media Capitol, a.s. ("Media Capitol"), a joint stock company organized and existing under the laws of the Czech Republic, and (2) ERIKA a.s. ("ERIKA"), a joint stock company organized and existing under the laws of the Czech Republic.

(K)
PPF directly or indirectly has the right to acquire, subject to regulatory approvals, 66.67% of the Ownership Interest of Galaxie Sport, a licensed television broadcaster in the Czech Republic, and to cause the 66.67% Galaxie Sport Ownership Interest to become part of the TV Nova Group.

(L)	AQS a.s. ("AQS") is a joint stock company organized and existing under the laws of the Czech Republic and has title to and control over the Programming Library (as such term is defined below).

(M)
The broadcasting, advertising and programming operations, and certain ancillary activities, of TV Nova consist of CET 21, Vilja, CP 2000, MAG MEDIA, Nova Consulting, Media Capitol and ERIKA, as well as any contracts and services, and trademarks, trade names or other intellectual property necessary or used in respect of the TV Nova operations, and certain ancillary activities conducted by certain subsidiaries of CP 2000 and for the purposes of this Agreement only, the Programming Library (the "TV Nova Business").

(N)
The TV Nova Business shall be reorganized by PPF prior to the Closing so that all relevant entities and assets necessary for the operation and control of, and the enjoyment of the financial benefit of, the TV Nova Business are held, directly or indirectly, in the TV Nova Group (as defined below) either by Vilja (as to the licensed broadcasting operations and the Programming Library) or CP 2000 (as to all other aspects), and so that neither Vilja or CP 2000 have any business operations or subsidiaries other than the TV Nova Business.

(O)	The Parties have agreed that at Closing, subject to the terms and conditions provided herein:

(i)
CME ME shall acquire control over the TV Nova Business in a transaction whereby PPF shall sell (or shall cause the parties under its control to sell) and CME ME shall purchase (or shall cause the parties under its control to purchase) 85% of the TV Nova Group in exchange for the Purchase Price;

(ii)
CME Ltd and the Designated Shareholders shall enter into the Subscription Agreement and the Registration Rights Agreement, and CME Ltd shall cause the CME Consideration Shares to be issued to the Designated Shareholders pursuant to the Subscription Agreement;

(iii)	PPF and CME ME, or their respective affiliates as appropriate, shall enter into the other Transaction Documents (as defined below); and

(iv)	PPF and the CME Parties shall do and cause to be done such other things as are necessary to complete the intended transaction, as provided in more detail in this Agreement.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"2005 TV Nova Budget"	means the budget for the TV Nova Group for calendar year 2005;

"Actual Working Capital"
means the amount of working capital as at the Closing Commencement Date, as determined by using categories in respect of expected working capital of those entities in the TV Nova Group as set forth in Annex 3 hereto and the amounts specified in the Closing Audit Report;

"Additional Disclosed Documents Index"	means the index of documents provided to the CME Parties or their advisers by PPF or its advisers and annexed to the Disclosure Letter;

"Adjustment Report"	means as specified in Clause 3.4.3;

"Agreement"	has the meaning specified in the heading hereof;

"AHVG"	means Prof. Josef Alan (born 1938), Dr. Peter Huncik (born 1951), Vlastimil Venclik (born 1942), and Fedor Gal (born 1945), or any one or more of them;

"Amended Newco/Oldco Memorandum of Association"	means the memorandum of association of each of Newco and Oldco to be adopted and effective as from the Closing Completion Date, substantially in the form attached hereto as Annex 11;

"Antimonopoly Approval"
means (i) a final and effective decision of the Antimonopoly Office and/or the Foreign Antimonopoly Office, approving the concentration of the Parties within the meaning of the applicable laws, as proposed in the proceeding before the Antimonopoly Office or the Foreign Antimonopoly Office, or (ii) a decision of the Antimonopoly Office and/or the Foreign Antimonopoly Office that the concentration of the Parties is not subject to the Antimonopoly Office's or the Foreign Antimonopoly Office's approval, as the case may be;

"Antimonopoly Office"	means the Office for the Protection of Economic Competition of the Czech Republic;

"AQS"	means as defined in Recital (J);

"Auditors"
means KPMG Ceska Republika s.r.o., in their capacity as the auditors of the TV Nova Business or such other auditors who are appointed as the auditors of the TV Nova Business at any time after the Closing Completion Date;

"Bank Guarantee"	means as defined in Clause 13.2.9(ii);

"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in Prague, New York and London (other than for services via the Internet);

"CEDC"
means CEDC Management Services GmbH, a company organized under the laws of Germany, with registered number HRB 33165 in Charlottenburg, and having its seat at Bleibtreustrasse 6, 10623 Berlin, Germany, currently in the process of liquidation by Erich Amsler, of the firm Amsler Czempiel Schreiber, Bleibtreustrasse 6, 10623 Berlin;

"CET 21 Registered Capital"	means as defined in Recital (A);

"CET 21"	means as defined in Recital (A);

"Claim"
means any claims, rights, actions, proceedings of any nature, contingent or actual, known or unknown, including any appeals in such proceedings, whether asserted or not, which a person has against any person or any of its subsidiaries and affiliates or current or former shareholders, relating in any way to the assets, ownership structure or other affairs of such person or any of its subsidiaries or current or former shareholders and affiliates, and where used in the form "[Person] Claims" means Claims by or on behalf of the person so indicated, and with respect to those [Person] Claims referred to in Clause 4.7.1 it means all such Claims as of the Execution Date, provided that from and after the Closing Commencement Date, such term shall be understood to include all of such person's Claims asserted on or before the Closing Commencement Date or later Claims to the extent that such later Claims arise from facts and circumstances existing on or before the Closing Commencement Date;

"Closing"	means the completion of the sale and purchase of the TV Nova Group as described in Clause 7;

"Closing Audit Report"
means a report of the Auditors prepared in accordance with Clause 3.3 in which the Auditors certify without qualifications the Combined Balance Sheet of CET 21, CP 2000 and MAG MEDIA as of the Closing Commencement Date (which report shall include as attachments the audited balance sheets of CET 21, CP 2000 and MAG MEDIA);

"Closing Certificate"	means as defined in Clause 3.4.1

"Closing CNTS Settlement Amount"	means as defined in Clause 3.2.3;

"Closing Commencement Date"	means as defined in Clause 7.1;

"Closing Completion Date"	means as defined in Clause 7.1;

"Closing Indebtedness"	means as defined in Clause 3.2.2 ;

"Closing Management Report"
means a report of the management of the TV Nova Business in which the management certify the Combined Balance Sheet of CET 21, CP 2000 and MAG MEDIA, prepared on the basis of Czech accounting standards, as of the Closing Commencement Date (which report shall include estimated Closing Indebtedness for the TV Nova Group, the estimated Closing CNTS Settlement Amount and the estimated Actual Working Capital, and shall further include as attachments the balance sheets of any material entities in the TV Nova Group to the extent required by Czech accounting standards);

"CME Consideration Shares"	means 3,500,000 unregistered CME Shares;

"CME Loan Agreement"	means a loan agreement between CME ME and Oldco, referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"CME Loan Note"	means a loan note issued by CME ME which is exchangeable for the CME Consideration Shares, referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"CME Ltd"	means as specified on the first page of this Agreement;

"CME ME"	means as specified on the first page of this Agreement;

"CME Parties"	means CME ME and CME Ltd;

"CME Pledge"	means as specified in Clause 13.2.9(iv);

"CME Protected Parties"	means as specified in Clause 10;

"CME Shares"	means Class A Common stock of CME Ltd. with a par value of US$ 0.08 per share;

"CNTS Lease"
means the two leases, dated September 10, 2004, and October 29, 2004, each between CP 2000 and CNTS for use of space in a building at Vladislavova 20, Prague, referred to on the Additional Disclosed Documents Index No. 34, document numbers 3 and 4;

"CNTS Settlement"
means the Global Settlement Agreement between CET 21, CNTS and certain members of the PPF Group dated December 19, 2003, pursuant to which CET 21 became obligated to pay certain amounts to CNTS and certain members of the PPF Group, and as referred to in the Data Room Index (document number 3.6.1.1.37);

"Combined Accounts"
means the Combined Balance Sheet and related income statements compiled on the basis of the individual balance sheets and income statements of the specified entities for the relevant financial year, in each case prepared in accordance with the specified accounting standards, consistently applied;

"Combined Balance Sheet"	means the combined balance sheets for the corresponding year of any set of Combined Accounts;

"Controlling Reports"	means the reports required to be prepared by the relevant statutory body of any controlled company pursuant to Section 66a, paragraph 9 of the Commercial Code;

"CP 2000"	means as specified in Recital (F);

"CP 2000 Promissory Note"	means a promissory note issued by Vilja in the face amount of CZK 1,868,460,000 and held by CP 2000 on the Execution Date;

"CPI"	means as specified in Recital (I);

"CP Pledge"	means as specified in Clause 13.2.9(iii);

"CS"	means Ceska sporitelna, a.s., a joint stock company organized under the laws of the Czech Republic, with its registered office at Olbrachtova 1929/62, Prague 4 140 00;

"CZK"
means Czech Crowns, the official currency for the time being of the Czech Republic; provided, however, that if, while any of the Transaction Documents remains in effect, the Czech Republic joins the third stage of the European Economic and Monetary Union, adopts the Euro as its currency and CZK ceases to be its lawful currency, all references herein to CZK shall be deemed to be replaced by references to "Euro," "EUR" or "€" and the amounts of CZK shall be deemed to be replaced by the equivalent amounts of Euro, calculated at the rate of conversion of CZK (including compliance with rules relating to rounding in accordance with the then applicable European Community regulations) into Euro established by the Council of the European Union pursuant to Article 123 of the treaty establishing the European Communities, as amended;

"Data Room Index"	means the index of documents provided to the CME Parties or their advisers by PPF or its advisers and annexed to the Disclosure Letter;

"Demand Amount"	has the meaning given in the Guarantee or the PPF Group Guarantee, as applicable;

"Designated Shareholder(s)"
means those persons identified by PPF prior to the Closing Commencement Date as the intended holders of the CME Consideration Shares, provided that there shall be no more than two such persons, and each such person shall be (i) a member of the PPF Group at the Closing Date, (ii) an "accredited investor" as defined in the Subscription Agreement, and (iii) meet any other requirements of U.S. federal and state securities laws or applicable laws of the jurisdiction of such person's incorporation with respect to its holding of the CME Consideration Shares;

"Disclosure Letter"
means the letter and its schedules to be dated as of the Execution Date in which PPF discloses (i) information on liabilities, claims or facts and (ii) details of other matters referred to in this Agreement, as delivered by PPF to the CME Parties on the Execution Date;

"Dispute Notice"	means as defined in Clause 3.4.1;

"ERIKA"	means as specified in Recital (J);

"Escrow Account"
means an escrow account opened with an Escrow Bank for the purposes of PPF, the Guarantor, or the PPF Group Guarantor paying funds into escrow pursuant to this Agreement, the TV Nova Agreement, the Guarantee, the PPF Group Guarantee or any relevant Substitute Security, and regulated by an Escrow Agreement;

"Escrow Agreement"
means an escrow agreement among the Escrow Bank, PPF, the Guarantor, the PPF Group Guarantor and the CME Parties for the purposes of regulating payment of funds into escrow and withdrawals from escrow pursuant to this Agreement, the TV Nova Group Agreement, the Guarantee, the PPF Group Guarantee or any relevant Substitute Security;

"Escrow Bank"	means a bank in London (the identity and credit rating of which is reasonably satisfactory to the CME Parties);

"Estimated Total Cash Consideration"	means the estimated Total Cash Consideration calculated in accordance with this Agreement and based on the estimations set out in the Closing Management Report;

"Execution Date"	means the date hereof;

"Expiration of Time Limit"
means the lapse of the time-limit set forth in the applicable laws without the Antimonopoly Office having issued a meritorious decision on a notification of the concentration of the Parties, or without the Antimonopoly Office having informed the parties to the proceeding that the proceeding shall continue, or an analogous situation with respect to the Foreign Antimonopoly Office pursuant to the applicable laws, as the case may be, in each case having the same material effect as the Antimonopoly Approval;

"Foreign Antimonopoly Office"
means any relevant antimonopoly authority other than the Antimonopoly Office, including the European Commission or its relevant bodies, as the case may be, equivalent to the Antimonopoly Office having jurisdiction to approve the concentration of the Parties hereunder;

"Fourth Installment"
means the amount, converted to CZK at the Closing Commencement Date, of the Fourth Installment due on or before July 15, 2005 from PPF pursuant to the Master Agreement dated October 8, 2003 among PPF, CME ME, CME Ltd and CME Czech Republic B.V.;

"Galaxie Sport"
means a limited liability company organized and existing under the laws of the Czech Republic, with a registered capital of CZK 105,000, that operates a sports television broadcasting business pursuant to the Galaxie Sport License;

"Galaxie Sport License"
means license File No. Ru/72/02 granted by the Media Council on March 19, 2002 and valid for a period of 12 years from March 28, 2002, under which Galaxie Sport operates the Czech television broadcasting station called "Galaxie sport";

"General Meeting"	means in respect of any entity incorporated by shares, a meeting of its shareholders, and in respect of any other entity the functional equivalent of such a shareholders' meeting;

"Gerner"	Means Jan Gerner (born 1971);

"Guarantee"	means the guarantee by PPF a.s. in favor of the CME Parties to be given at the Closing Commencement Date, in the form set out in Annex 9 hereto;

"Guarantor"	means PPF a.s., a company organised and existing under the laws of the Czech Republic with its seat at Na Pankraci 121, 140 21 Prague;

"Guarantor Obligations"	means Obligations as such term is defined in the Guarantee;

"IFRS"	means the international financial reporting standards promulgated from time to time by the International Accounting Standards Board;

"Indebtedness"
means any obligation (whether incurred as principal or surety) for the payment or the repayment of money, whether present or future, actual or contingent, including without limitation all notes, debentures, bonds, letters of credit, bankers' acceptances and other instruments evidencing indebtedness (including capital leases, guarantees and lines of credit) of the relevant person, and with respect to CET 21 this term shall include the liability of CET 21 under the CNTS Settlement;

"Indemnity Claim"	means any Claim by any Protected Party pursuant to the indemnities in Clause 10.1 and 10.2;

"Independent Accountant"	means as specified in Clause 3.4.3;
"Initial Security"	means as provided in the Guarantee;

"Komar"	Means Vladimir Komar (born 1972);

"Krsak"	means Peter Krsak (born 1949);

"Last Date for Closing"	means July 1, 2005, unless extended to October 1, 2005 as provided in Clause 6.3.7, or such other date as the Parties may agree in writing;

"LIBOR 3M"
means the interest rate determined by the British Bankers' Association (BBA) as the London Interbank Offered Rate for US$ for a three month period (using the methodology described by the BBA at www.bba.org.uk) at or about 11 a.m. (London time) on the second London banking day of each month, as displayed on Moneyline Telerate page 3750 (or such other page as may replace page 3750 on that service or such other service as may be nominated by the BBA as its information vendor for such purposes);

"Losses"	means as provided in Clause 10.1.1;

"MAG MEDIA"	has the meaning specified in Recital (I);

"Material Adverse Effect"
means any effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations, financial condition or prospects of the TV Nova Business considered as a whole;

"Media Act"	means Act No. 231/2001 Coll., as amended, On Radio and Television Broadcasting;

"Media Capitol"	means as specified in Recital (J);

"Media Council"	means the Council of the Czech Republic for Radio and Television Broadcasting

"Media Council Consent"	means any required approval of the Media Council including for a transfer of an Ownership Interest in a licensee or such other matter as may be referred to herein pursuant to the Media Act;

"MEF Media"	means the company referred to in Clause 4.6.13(A);

"Newco"	means a Czech limited liability company, to be organized and 100% owned and controlled by CME ME on or before the Closing Commencement Date;

"Nova Consulting"	means as specified in Recital (J);

"Obligations"	has the meaning given in the Guarantee;

"Oldco"	means a Czech limited liability company, established prior to December 31, 2003, to be acquired and 100% owned and controlled by CME ME on or before the Closing Commencement Date;

"Oldco Promissory Note(s)"	means any promissory note issued by Oldco referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"Oldco Promissory Note Assignment Agreement(s)"	means any agreement to transfer the creditor's rights and title to any Oldco Promissory Note, referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"Original TV Nova Combined Accounts"	means the audited Combined Accounts of CET 21, CP 2000 and MAG MEDIA for the financial year ended 31 December 2003, prepared in accordance with IFRS;

"Ownership Interests"
means the shares, participation rights or other equity ownership interest of any corporate person, and any reference to an [Entity] Ownership Interest refers to the equity ownership of the relevant entity;

"Party" or "Parties"	means the Party and Parties to this Agreement;

"Plejada"	means Plejáda a.s., a joint stock company organized under the laws of the Czech Republic;

"PPF"	means as specified on the first page hereof;

"PPF Group"	means those persons listed in Annex 2 hereto;

"PPF Group Guarantee"	means the guarantee by PPF Group N.V. in favor of the CME Parties to be given at the Closing Commencement Date, in the form set out in Annex 12;

"PPF Group Guarantor"	means PPF Group N.V., a company organized and existing under the laws of the Netherlands with its seat at Herengracht 450-454, 1017CA Amsterdam, The Netherlands;

"PPF Loan Agreement"	means a loan agreement between PPF and Oldco, referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"PPF Media"	means the company referred to in Clause 4.6.12(A);

"PPF Promissory Note"
means a Promissory Note issued by PPF with a face value equal to 15% of the registered capital of Newco on the Closing Commencement Date, referred to in Clause 2.1 and substantially as described in the Transaction Memorandum;

"PPF Protected Parties"	means as specified in Clause 10.2;

"Pre-contractual Statement"
means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the Execution Date;

"Programming Library"
means all programming, production, dubbing and other rights held on behalf of or licenses for use on TV Nova (including any commitments or options to acquire or renew any such rights in the future) by AQS or otherwise, including any receivables due from the sale or transfer of such rights as well as any current payment obligations of CET 21 to AQS in respect of such rights but excluding any existing liability for breach of any such right or the underlying contract or any overdue payment obligation of AQS to any third party, as further described in Clause 1.4.4;

"Programming Library Pledge"
means the pledge created over part of the Programming Library in accordance with the Agreement on Securing Assignment of Rights to Recordings, concluded by and between eBanka, a.s. and AQS on September 1, 2004, as a collateral for the loan provided to AQS by eBanka, a.s. pursuant to the Revolving Loan Agreement concluded by and between eBanka, a.s. and AQS on September 1, 2004;

"Programming Library Transfer Agreement"	means the Programming Library Transfer Agreement between AQS and CET 21 to be entered into on or before the Closing Commencement Date, as provided in Clause 1.4.4;

"Protected Party"	means a CME Protected Party or a PPF Protected Party;

"Purchase Price"	has the meaning set forth in Clause 3.1;

"Registration Rights Agreement"	means the Registration Rights Agreement between CME Ltd and the Designated Shareholder(s) to be entered into on or before the Closing Commencement Date in the form of Annex 7 hereto;

"Review Period"	means as provided in Clause 3.4.2;

"Security"	means the Guarantee and the PPF Group Guarantee, and following substitution, if any, pursuant to Clause 13.2, means the Guarantee and such Substitute Security as has replaced the PPF Group Guarantee;

"Shareholders Equity"	means the shareholders equity (excluding minority interests) as recorded on the consolidated balance sheet of the PPF Group Guarantor, from time to time;

"Smejc"	means Jiri Smejc (born 1971);

"Smejc Agreement"	means an agreement among CME ME, PPF and Smejc, in the form set forth in Annex 10 hereto;

"Subscription Agreement"
means a subscription agreement to be entered into on or before the Closing Commencement Date between CME Ltd and the Designated Shareholder(s), pursuant to which the Designated Shareholder(s) shall subscribe for the CME Consideration Shares, in the form set out in Annex 6 hereto;

"Subscription Price"	means US$ 129,990,000;

"Substitute Security"	means those forms of security specified in Clause 13.2.9;

"Substitution Date"	means as provided in Clause 13.2.4(iii);

"Substitution Notice"	means a written notice from PPF to the CME Parties that PPF wishes to replace any Security with Substitute Security;

"Tangible Net Worth"
means the sum of all paid up shareholder cash contributions to the share capital account of the relevant person (or any other capital account of the relevant person ascribed for such purposes) and any accumulated retained earnings less any accumulated retained losses and intangible assets including, but not limited to goodwill;

"Target Working Capital"
means the normalized working capital of the TV Nova Group as determined by using categories in respect of those entities of the TV Nova Group and such amounts designated as normalized as set forth in Annex 3 hereto;

"Tax" or "Taxes"
means any or all taxes, however denominated, including any interest, fines or penalties payable in respect thereof, imposed by any governmental authority or agency in any jurisdiction, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, social and health insurance contributions, sales and use taxes, value added taxes, excise taxes, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, withholding taxes, securing taxes, transfer taxes and other governmental charges or obligations of the same or of a similar nature to any of the foregoing which are required to be paid, withheld or collected, and shall specifically include any Tax receivables recorded in the Working Capital Certificate;

"Tax Authority"	means any person, organization or body entitled to enforce or collect Tax;

"Tax Laws"
means laws, decrees, ordinances, orders, regulations, instructions and other normative acts made in accordance with such respective laws, as well as court decisions or arbitral awards by which any relevant person, including a Tax Authority, is bound, in respect of Taxes;

"Television Business"
means any business that is similar to the TV Nova Business or the principal aspects thereof, including the purchase or sale of television advertising, the purchase or sale of programming and related rights, the production or distribution of television programming, broadcasting of television programs by any platform (including without limitation, terrestrial broadcast, digital terrestrial television, cablecast, DSL or other telephony network-based delivery systems, satellite and pay-per-view), and the promotion or management of talent and related rights;

"Third Party Claim"	means any Claim against any Protected Party by any person other than a Party to this Agreement;

"Total Assets"	means the total assets as recorded on the consolidated balance sheet of the PPF Group Guarantor, from time to time;

"Total Cash Consideration"	means the amount equal to the Purchase Price minus (1) the Subscription Price and minus (2) the amount of the Fourth Installment;

"Transaction Documents"
means this Agreement, the Transfer Agreements, the Subscription Agreement, the Registration Rights Agreement, the TV Nova Group Agreement, the Guarantee, the Amended Newco Memorandum of Association, the Amended Oldco Memorandum of Association, the Oldco Promissory Note(s), the Oldco Promissory Note Assignment Agreement(s), the CME Loan Note(s), the PPF Promissory Note, the CME Loan Agreement, the PPF Loan Agreement, the Programming Library Transfer Agreement, the Smejc Agreement, and the PPF Group Guarantee;

"Transaction Memorandum"	means the detailed description of the steps required to give effect to the acquisition of the TV Nova Group by CME ME as contemplated herein, as delivered by CME ME to PPF on the Execution Date;

"Transfer Agreements"
means (i) the Agreement on Transfer of Ownership Interest in Vilja between Newco and TVNH, (ii) the Agreement on Transfer of Ownership Interest in CP 2000 between Oldco and PPF, (iii) the Agreement on Transfer of Ownership Interest in Newco between CME ME and PPF, and (iv) the Agreement on Transfer of Ownership Interest in Oldco between CME ME and PPF to be entered into on or before the Closing Date, referred to in Clause 2.1 and as described in the Transaction Memorandum, each substantially in the appropriate form set out in Annex 4 or Annex 5 hereto;

"TV Global"
means TV Global a.s., a joint stock company organized and existing in accordance with the laws of the Slovak Republic, registered in the Commercial Register of the District Court in Kosice, file number 1118/V, identification number 36197009, with its seat at Geresakova 10, Kosice;

"TV JOJ"
means the Slovak television broadcasting business operated under such name pursuant to license T/39 issued on July 27, 1995 by the Council of the Slovak Republic for Broadcasting and Re-transmission, and all programming and service business related to such broadcasting business;

"TVNH"	means as specified in Recital (E);

"TV Nova"	means the Czech television broadcasting station operated by CET 21 under the TV Nova License;

"TV Nova Business"	means as specified in Recital (M);

"TV Nova Combined Accounts"
means the audited Combined Accounts of the TV Nova Group (or if not for the entire TV Nova Group for those entities in the TV Nova Group specified herein) for the relevant period referred to herein, prepared in accordance with IFRS consistently applied;

"TV Nova Group"	means Vilja, CET 21, Plejada, CP 2000, MAG MEDIA, Nova Consulting, Media Capitol, ERIKA and the Programming Library;

"TV Nova Group Agreement"	means the TV Nova Group Agreement among CME ME, PPF, Newco and Oldco, to be entered into on or before the Closing Commencement Date in the form set out in Annex 8 hereto;

"TV Nova License"	means as specified in Recital (B);

"TV Nova Value"	means as specified in Clause 3.2;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America;

"US GAAP"	means the financial reporting standards promulgated from time to time by the Financial Accounting Standards Board;

"Vilja"	means as specified in Recital (C);

"Warranty"	means each statement set out in Clauses 4.1 to 4.7 (inclusive), and each statement identified as a warranty in any other Transaction Document; and

"Zelezny"	means Vladimir Zelezny (born 1945).

1.2	Interpretation

In construing this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Annexes are to clauses of, and annexes to, this Agreement;

1.2.2
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3
reference to an "affiliate" of any person shall mean any "subsidiary" of that person or a "holding company" of that person or any other subsidiary of that holding company, as "subsidiary" and "holding company" are defined in Section 736 of the Companies Act 1985, provided that notwithstanding such definition, each member of the PPF Group shall be deemed an affiliate of PPF for purposes of the Transaction Documents;

1.2.4	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.5
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

1.2.6	references to time are to Central European Time;

1.2.7
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

1.2.8	headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

1.2.9	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.10	references to a "Party", or the "Parties" shall be construed as to include and each of its permitted successors and permitted assignees;

1.2.11	"control" means the power to direct the management and policies of the entity whether through the ownership of share capital, by contract or otherwise;

1.2.12	"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal) or to be deemed to be acting in concert under applicable law;

1.2.13
"related person" means, in respect of a legal person, an affiliate and in respect of a physical person, any member of such individual's immediate family; any person related by marriage to such individual or his immediate family as well as members of their immediate families;

1.2.14
the exchange rate to be used when calculating any amount in CZK which is based on US$ (or the reverse) shall be determined based on the CZK/US$ exchange rate derived from the European Central Bank rates for €/CZK and €/US$ fixed at 14:15 each Business Day and published on page ECB37 by Reuters and ECB3 by Bloomberg on the relevant date for such determination, unless another exchange rate or date is specified in a particular provision of this Agreement or any other Transaction Document;

1.2.15
except as set forth to the contrary in a specific Warranty or other provision of this Agreement or any other Transaction Document or in reference to a Material Adverse Effect, the term "material" shall be interpreted to include any asset, liability, claim, contingency or action (or series of related items) with a value of US$ 400,000 or more; and

1.2.16
a liability, claim or fact shall be considered "disclosed" if information about such liability, claim or fact was (i) disclosed to the CME Parties by placing documentation of such item in the data room prior to the Execution Date and including it on the Data Room Index or the Additional Disclosed Documents Data Room Index, (ii) disclosed to the CME Parties in writing by any member of the PPF Group prior to the Execution Date, or (iii) disclosed by PPF in the Disclosure Letter or otherwise in writing to the CME Parties on or after the Execution Date, but prior to the Closing Commencement Date.

1.3	Annexes

The annexes form an integral part of this Agreement and any reference to this Agreement shall include the annexes.

1.4	Completion of Transaction Documents and Other Annexes

1.4.1
The Parties have agreed on the form and substance of certain other Transaction Documents (other than this Agreement), as specified in the relevant Annex attached to this Agreement as of the Execution Date.

1.4.2
The Parties shall negotiate in good faith and agree on any changes to the forms of such other Transaction Documents that they agree may be appropriate taking into account any changes to the final transaction structure.

1.4.3
As and when any amendment to any other Transaction Document is agreed as to form and substance, the Parties will amend this Agreement by replacing the original Annex with the agreed amended form of Transaction Document.

1.4.4
The Parties have agreed that promptly following the Execution Date, PPF shall procure that CET 21 shall negotiate and finalize the Programming Library Transfer Agreement with AQS (which shall be based on the principles outlined in Annex 1, but in final form and substance satisfactory to CME ME and PPF) for purposes of transferring the Programming Library to CET 21. The Parties understanding of the contents of the Programming Library as of the Execution Date are specified in document number 2a in the Additional Disclosed Documents Index No. 34. On or prior to the Closing Commencement Date, the contents of the Programming Library and the transfer thereof to CET 21 shall be agreed, as set out in this Clause, and PPF shall procure that CET 21 and AQS enter into the Programming Library Transfer Agreement and cause the Programming Library to be transferred to CET 21 as contemplated therein on or before Closing.

1.4.5
This Agreement, once signed, is intended by the Parties to form, together with the other Transaction Documents, a legally binding agreement for the sale of 85% of the TV Nova Group, subject to the provisions of this Agreement and specifically to Clause 6. Neither Party shall argue or attempt to argue that this Agreement is not legally binding on it as a result of being an "agreement to agree".

2	Sale and Purchase of the TV Nova Group

Subject to the terms and conditions herein, including satisfaction of the conditions set forth in Clause 6.1, CME ME shall purchase and PPF shall sell to CME ME 85% of the TV Nova Group, as provided in this Clause 2.

2.1	Outline of Transaction Structure and Steps

2.1.1	CME ME and PPF shall cause the acquisition of the TV Nova Group to occur in accordance with the steps set forth herein and in the Transaction Memorandum.

2.1.2	CME ME shall form Newco, with a cash capitalization in an amount not less than the purchase price in the Vilja Transfer Agreement.

2.1.3	Newco shall purchase 100% of the Vilja Ownership Interest from TVNH for cash pursuant to the Vilja Transfer Agreement. At such time, the Amended Newco Memorandum of Association shall be adopted.

2.1.4
Oldco, a wholly-owned subsidiary of CME ME, shall purchase 100% of the CP 2000 Ownership Interest from PPF for consideration represented by Oldco Promissory Notes having an aggregate face value equal to the purchase price specified in the CP 2000 Transfer Agreement. At such time, the Amended Oldco Memorandum of Association shall be adopted.

2.1.5
CME ME shall acquire Oldco Promissory Notes in exchange for cash, the CME Loan Note and such other consideration in the amount and of the type set forth in the Oldco Promissory Note Assignment Agreement.

2.1.6	CME ME shall transfer a 15% Newco Ownership Interest to PPF in exchange for a PPF Promissory Note.

2.1.7	CME ME shall cancel the PPF Promissory Note in consideration of PPF canceling Oldco Promissory Notes with an aggregate face value equal to the PPF Promissory Note.

2.1.8	CME ME shall transfer a 15% Oldco Ownership Interest to PPF in exchange for cash and other consideration corresponding to the nominal value of a 15% Oldco Ownership Interest.

2.1.9
PPF shall cause the Designated Shareholder(s) to exchange the CME Loan Note for the CME Consideration Shares, and CME Ltd shall issue the CME Consideration Shares to the Designated Shareholder(s), at the Subscription Price pursuant to the Subscription Agreement and subject to the Registration Rights Agreement.

2.1.10
Following all such transfers and transactions detailed in Clauses 2.1.1 to 2.1.9, PPF shall convert its remaining Oldco Promissory Notes, into a loan to Oldco, pursuant to the PPF Loan Agreement, and CME ME shall convert its remaining Oldco Promissory Notes, into a loan to Oldco, pursuant to the CME Loan Agreement.

2.2	Effect on Purchase Price

Notwithstanding the structure outline and any financial terms specified in Clause 2.1, the CME Parties shall not be obligated to pay any amount for the purchase of 85% of the TV Nova Group other than as set forth in Clause 3.1.

3	Consideration

3.1	Purchase Price

3.1.1	The total consideration (the "Purchase Price") for the sale of 85% of the TV Nova Group shall be US$ 670,000,000, adjusted as provided in Clause 3.5.

3.1.2	The Purchase Price shall be paid in the form of the CME Consideration Shares and the Total Cash Consideration.

3.1.3	The Total Cash Consideration shall be paid in US$.

3.1.4	The Purchase Price shall be payable as set out below:

(i)
Subject to Closing, in the course of completion of such transfers and transactions as are detailed in Clauses 2.1.1 to 2.1.9, CME Ltd shall cause the CME Consideration Shares to be issued and delivered to the Designated Shareholders;

(ii)
Subject to Closing, in the course of completion of such transfers and transactions as are detailed in Clauses 2.1.1 to 2.1.9, CME ME shall pay or procure the irrevocable payment of the Estimated Total Cash Consideration;

(iii)	Subject to Closing, in the course of completion of such transfers and transactions as are detailed in Clauses 2.1.1 to 2.1.9, the Fourth Installment shall be deemed paid in full; and

(iv)	Following the preparation of the Closing Audit Report, any adjustments to the Total Cash Consideration shall be paid in accordance with Clause 3.5.

3.2	TV Nova Value

3.2.1
The Parties' agreed valuation of 100% of the TV Nova Group will be determined as of the Closing Commencement Date, and shall be the sum of (1) the amount of US$ 833,333,333 minus (2) the amount of Closing Indebtedness of the TV Nova Group, plus (3) the amount of the Closing CNTS Settlement Amount, plus or minus (4) an amount equal to (whether positive or negative) the difference between the Actual Working Capital and the Target Working Capital (in the aggregate, the "TV Nova Value").

3.2.2
The Indebtedness of the TV Nova Group shall be estimated as at the Closing Commencement Date as set out in the Closing Management Report (based on Czech accounting standards), and finally determined as at the Closing Commencement Date in the Closing Audit Report (the "Closing Indebtedness"), which for the avoidance of doubt shall not include contingent liabilities as of the Closing Commencement Date (the "Closing Indebtedness").

3.2.3
The unpaid amount of the CNTS Settlement shall be estimated as at the Closing Commencement Date as set out in the Closing Management Report, and finally determined as at the Closing Commencement Date in the Closing Audit Report (the "Closing CNTS Settlement Amount").

3.2.4
The Actual Working Capital shall be estimated as at the Closing Commencement Date as set out in the Closing Management Report, and finally determined as at the Closing Commencement Date in the Closing Audit Report.

3.2.5	In making the determination of Closing Indebtedness and Actual Working Capital, no liability amount included in the Actual Working Capital shall be counted also as an amount of Closing Indebtedness.

3.3	Closing Audit Report

3.3.1
As soon as reasonably practicable after the Closing, CME ME and PPF shall cause the Auditors to prepare the Closing Audit Report, including an audited Combined Balance Sheet of CET 21, CP 2000 and MAG MEDIA in accordance with IFRS as of the Closing Date, and the unqualified opinion of the Auditors thereon.

3.3.2	The cost of the preparation of the Closing Audit Report shall be borne by the audited companies.

3.4	Determination of Closing Indebtedness, Closing CNTS Settlement Amount and Actual Working Capital

3.4.1
As soon as practicable and no later than 10 Business Days after the delivery of the Closing Audit Report, PPF shall certify the Closing Indebtedness, the Closing CNTS Settlement Amount and the Actual Working Capital in writing to CME ME, based on the Closing Audit Report, and deliver to CME ME the working papers for such determinations (the "Closing Certificate").

3.4.2
CME ME will have 30 Business Days from receipt to review the Closing Certificate (the "Review Period"). If CME ME asserts that any item or amount shown or reflected on the Closing Certificate is not correct, CME ME may, on or prior to the last day of the Review Period, deliver a notice to PPF setting forth, in reasonable detail, the basis for its disagreement together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is received by PPF on or prior to the last day of the Review Period, the Closing Certificate shall be deemed accepted by the Parties and the Closing Indebtedness, the Closing CNTS Settlement Amount and the Actual Working Capital shall be the amounts set forth therein.

3.4.3
Within 5 Business Days after delivery of the Dispute Notice, if CME ME and PPF shall be unable, despite their reasonable efforts, to resolve the dispute set forth in the Dispute Notice, CME ME and PPF shall jointly retain Ernst & Young as independent public accountants (the "Independent Accountant"). CME ME and PPF shall make available to the Independent Accountant all relevant documentation, as soon as reasonably practical. The Independent Accountant shall review the Closing Certificate and the Dispute Notice, and shall, as promptly as practicable, and in no event later than 45 days following the date of their engagement, deliver to CME ME and PPF a report (the "Adjustment Report") setting forth in reasonable detail, their determination with respect to all of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Certificate and the amount of Closing Indebtedness, Closing CNTS Settlement Amount and Actual Working Capital, as relevant, to reflect such determination, together with supporting calculations. The Independent Accountant, if appointed, shall act as an expert and not as an arbitrator, and its decisions on matters which shall be referred to it shall be, absent manifest error, final and binding upon CME ME and PPF. CME ME shall pay the fees and expenses of the Independent Accountant incurred in preparing and delivering such Adjustment Report, unless the Independent Accountant determines that revisions are to be made to the amounts set forth in the Closing Certificate that would vary the amount presented in the Closing Certificate by 3% or more, in which case the PPF shall pay the fees and expenses of the Independent Accountant incurred in preparing and delivering such Adjustment Report.

3.5	Adjustments to the Purchase Price

3.5.1
PPF shall deliver the Closing Management Report to CME ME on the Closing Commencement Date, which will include a draft of the Closing Certificate, including its estimate of the Closing Indebtedness and the Closing CNTS Settlement Amount, supported by appropriate working papers, and CME ME shall adjust the Total Cash Consideration to be paid at Closing by (i) reducing the Total Cash Consideration by an amount equal to 75% of the estimated Closing Indebtedness and (ii) increasing the Total Cash Consideration by an amount equal to 75% of the estimated Closing CNTS Settlement Amount.

3.5.2
CME ME or PPF, as the case may be, shall within 10 Business Days following the later of (1) the expiration of the Review Period, if no Dispute Notice shall have been delivered as provided in Clause 3.4.2, or (2) if a Dispute Notice shall have been delivered as provided in Clause 3.4.2, the delivery of the Adjustment Report, and in compliance with the Adjustment Report, make the relevant payments to the other Party as set forth below as adjustments to the Purchase Price.

(i)	PPF shall pay to CME ME an amount equal to 75% of the amount by which the Closing Indebtedness exceeds the estimated Closing Indebtedness.

(ii)	CME ME shall pay to PPF an amount equal to 75% of the amount by which the Closing Indebtedness is less than the estimated Closing Indebtedness.

(iii)	CME ME shall pay to PPF an amount equal to 75% of the amount by which the Closing CNTS Settlement Amount exceeds the estimated Closing CNTS Settlement Amount.

(iv)	PPF shall pay to CME ME an amount equal to 75% of the amount by which the Closing CNTS Settlement Amount is less than the estimated Closing CNTS Settlement Amount.

(v)	If the Actual Working Capital exceeds the Target Working Capital, CME ME shall pay to PPF an amount equal to 75% of the excess.

(vi)	If the Actual Working Capital is less than the Target Working Capital, PPF shall pay to CME ME an amount equal to 75% of the deficiency.

3.5.3	The Parties shall cooperate in respect of such payments so that to the extent possible one net payment shall be made by the relevant Party.

3.6	Cash Payments

3.6.1
All cash payments shall be made in immediately available funds to the account of the relevant Party specified as provided below. The paying Party shall promptly provide the receiving Party with all necessary information to confirm that such payment has been made.

3.6.2
Each of PPF and the CME Parties shall provide to the other the bank account details for payments in US$ and CZK. This information shall be provided in writing not later than 30 days after the Execution Date.

4	Warranties

4.1	Mutual Warranties

Each of the CME Parties, on the one hand, and PPF, on the other, warrants to the other as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.1.1
It is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of incorporation. It has all necessary power and authority to carry on its business as currently conducted and as currently contemplated to be conducted. It has the necessary power and authority to execute, deliver and perform this Agreement and to consummate or to cause to be consummated the transactions contemplated hereby to which it or one of its affiliates is or may be a party.

4.1.2
The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by it and constitutes the legally valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

4.1.3
The execution, delivery and performance of this Agreement and the other Transaction Documents to which it or one of its affiliates is or may be a party and the consummation by it or its affiliates, respectively, of the transactions contemplated hereby:

(i)	will not breach any applicable provision of law, regulation, order or judgment applicable to such Party or its affiliates or any provision of its or their constitutive documents;

(ii)
will not require any consent of any governmental or regulatory authority under any provision of law other than a Media Council Consent (as specifically provided herein) and the Antimonopoly Approval; and

(iii)
will not result in the breach of or default under any obligation or agreement to which it or its affiliates is a party or by which it or its affiliates is bound, or by which any of its or their material assets is affected.

4.1.4
Other than as contemplated by this Agreement, no consents, approvals, registrations, authorizations or permits are required to be obtained by it or any of its affiliates in connection with the execution or performance of this Agreement or any Transaction Document to which it or any of its affiliates is or may be a party, the failure to make or obtain any of which would (a) prevent or delay performance of this Agreement or any of the transactions contemplated in the Transaction Documents or (b) subject it or any of its affiliates to any material liability.

4.2	Additional Warranties by CME Ltd

CME Ltd warrants to PPF as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.2.1	CME Ltd owns 100% of Central European Media Enterprises N.V., a company organized under the laws of the Netherlands Antilles.

4.2.2	Central European Media Enterprises N.V. owns 100% of CME ME.

4.2.3	The class A common stock of CME Ltd is currently listed on The Nasdaq National Market.

4.3	Additional Warranties by PPF

PPF warrants to each of the CME Parties as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.3.1	PPF has the exclusive and unrestricted right, save for the requisite corporate approvals set forth in Clause 7.2, to sell the TV Nova Group to CME ME on the terms set out in this Agreement.

4.3.2
PPF's ownership interest in the TV Nova Group and each element thereof is free from all pre-emption rights, rights of first refusal and other rights exercisable by third parties, except as disclosed against this Warranty in the relevant section of the Disclosure Letter.

4.3.3	There are no arrangements or agreements between any of the PPF Group and the government of the Czech Republic with respect to TV Nova, CET 21 or the TV Nova License.

4.3.4	There are no arrangements or agreements by or with any of the PPF Group to sell the TV Nova Group or any material part or material assets thereof.

4.3.5
Except for the TV JOJ Ownership Interests and Kratky film Praha a.s. interest disclosed against this Warranty in the relevant section of the Disclosure Letter, no member of the PPF Group has any other direct or indirect ownership interest or participation rights in any Television Business in the Czech Republic or elsewhere other than its ownership interests in the TV Nova Group.

4.3.6
The Original TV Nova Combined Accounts were prepared in accordance with IFRS consistently applied and fairly represent the financial condition and results of operations and cash flows of the TV Nova Business as at 31 December 2003.

4.3.7
Since the date of the Original TV Nova Combined Accounts, no event or circumstance has occurred that would constitute a Material Adverse Effect with respect to the TV Nova Business, and no event exists or has occurred that will or is likely to give rise to any such Material Adverse Effect.

4.3.8	From September 5, 2003, until the Execution Date, PPF and its affiliates have received 100% (save for immaterial amounts) of the cash flow distributed as profit from the TV Nova Business.

4.3.9
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, neither PPF nor any member of the PPF Group is aware of any fact or circumstance that would materially modify the proportion of any distributable cash flow to be received from the TV Nova Business after Closing.

4.3.10
Full and complete copies (subject only to deletion of schedules or annexes thereto that PPF has determined are not relevant to the TV Nova Business as of the Execution Date and that would not be of material interest or value to CME ME in due diligence) of the documents listed on the Data Room Index and the Additional Disclosed Documents Index attached as annexes to the Disclosure Letter, have been or are provided in the data rooms established by PPF in (i) 12 St. James' Square, London, (ii) CityPoint, One Ropemaker Street, London, (iii) Na Strzi 40, Prague 4, (iv) Krizeneckeho nam. 322/5, Prague, (v) Krizeneckeho nam. 1078/5, Prague, and (vi) the Law Offices of Brzobohaty, Broz and Honsa, Prague, or in certain instances delivered to CME ME's legal advisors in Prague. The documents listed on the Data Room Index and the Additional Disclosed Documents Index and provided in the data rooms are all documents existing within each of the categories of documents identified in such indices, subject to the disclosure thresholds set forth in such indices.

4.3.11
Neither this Agreement nor any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading; provided, however, that this Warranty by PPF excludes any Warranty given by either of the CME Parties.

4.3.12
No schedule, annex, statement, document, certificate or other information (to the extent that such documents or information relate to the period of time during which PPF owned any Ownership Interest in the TV Nova Business) furnished to either CME Party (i) by or on behalf of the PPF Group, (ii) by any of the senior management of the TV NOVA Group (as such senior management are designated in the 2003 Annual Report of PPF published on its website www.ppf.cz), or (iii) to the best of PPF's knowledge and belief, by the Auditors, in connection with this Agreement or any of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

4.3.13
To the best of PPF's knowledge and belief, no schedule, annex, statement, document, certificate or other information (to the extent that such information relates to the period of time during which PPF had no Ownership Interest in the TV Nova Business) furnished to either CME Party (i) by or on behalf of the PPF Group or (ii) by any of the senior management of the TV NOVA Group (as such senior management are designated in the 2003 Annual Report of PPF published on its website www.ppf.cz), in connection with this Agreement or any of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

4.3.14
The reported total operating revenues in the Combined Accounts of CET 21, CP 2000 and MAG MEDIA, prepared in accordance with Czech accounting standards, for the first 10 months of 2004 are not less than CZK 4,035,670,000, profit from operations (EBIT) for the same period was not less than CZK 1,954,169,000, and profit before tax for the same period was not less than CZK 1,793,418,000. The values for profit from operations and profit before tax each were affected by the release of provisions in the amount of CZK 211,357,000.

4.3.15
The Total Assets of the PPF Group Guarantor as of December 31, 2003 were not less than CZK 170 billion and the Shareholders Equity of the PPF Group Guarantor as of December 31, 2003 was not less than CZK 9 billion, and since that date no event or circumstance has occurred that would render the PPF Group Guarantor unable to perform its obligations under the PPF Group Guarantee, and no event exists to the knowledge of PPF that will or is likely to render the PPF Group Guarantor unable to perform its obligations under the PPF Group Guarantee.

4.4	Warranties by PPF Relating to the Ownership Interests and the Programming Library

PPF warrants to each of the CME Parties as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.4.1	The CP 2000 Ownership Interest owned by PPF is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%.

4.4.2
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, PPF's CP 2000 Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.3
The MAG MEDIA Ownership Interest owned by CP 2000 is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.4
The Nova Consulting Ownership Interest owned by CP 2000 is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.5
The CPI Ownership Interest owned by CP 2000 is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.6
The Media Capitol Ownership Interest owned by CPI is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.7
The ERIKA Ownership Interest owned by CPI is equal to 100%, and represents the portion of the votes in the General Meeting equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.8
The MEF Media Ownership Interest owned by PPF is equal to or greater than 66.67%, and represents the portion of the votes in the General Meeting equal to or greater than 66.67%, and the PPF Media Ownership Interest owned by PPF is equal to or greater than 66.67%, and represents the portion of the votes in the General Meeting equal to or greater than 66.67%, and in each case such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties, and in each case is sufficient for PPF to be able to cause MEF Media and PPF Media to cause TVNH to transfer its Vilja Ownership Interest to Newco as provided herein.

4.4.9
The aggregate TVNH Ownership Interest owned by MEF Media and PPF Media and is equal to 100%, and collectively represents 100% of the votes in the General Meeting, and such Ownership Interests are free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.10
TVNH owns the Vilja Ownership Interest which is equal to 100% and represents the portion of the votes in the General Meeting of Vilja equal to 100%, and such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

4.4.11
Vilja owns the CET 21 Ownership Interest which is equal to 52.075% and represents the portion of the votes in the General Meeting of CET 21 equal to at least 52.075%, and except as disclosed against this Warranty in the relevant section of the Disclosure Letter, such Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties. Vilja's CET 21 Ownership Interest has been properly notified to CET 21.

4.4.12
CET 21 owns 100% of the Plejada Ownership Interest, which represent the portion of the votes in the General Meeting of Plejada equal to 100%, free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties, other than those arising as a result of Plejada's liquidation proceedings.

4.4.13
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, PPF has agreed to acquire a 1.25% Ownership Interest in CET 21 from CEDC, conditional on Media Council Consent, pursuant to an Agreement on Transfer of Ownership Interest between PPF and CEDC dated October 23, 2003. PPF has made a full and complete application to the Media Council for approval of the transfer of this 1.25% CET 21 Ownership Interest.

4.4.14
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, Vilja has agreed to acquire a 1.25% Ownership Interest in CET 21 from CS, conditional on Media Council Consent, pursuant to an Agreement on transfer of Ownership Interest between CS and Vilja dated April 2, 2003. Vilja has made a full and complete application to the Media Council for approval of the transfer of this 1.25% CET 21 Ownership Interest.

4.4.15	Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, CET 21 owns 28.755% of the CET 21 Registered Capital in the form of a treasury interest.

4.4.16
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter and except for the Programming Library Pledge, the Programming Library is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by persons other than the TV Nova Group or AQS, other than those in favor of the relevant licensors.

4.4.17
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, AQS has full title to, leases for, or other valid rights to use the Programming Library for the benefit of TV Nova, and in those disclosed circumstances where AQS may not have full title to, leases for, or other valid rights to use the Programming Library for the benefit of TV Nova, there have been no claims asserted or threatened by the relevant licensor or any third party that are likely to adversely affect the rights of AQS or TV Nova to use the Programming Library. Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, TV Nova is the sole and exclusive licensee of all programming held in the Programming Library and has received valid consent to use the rights under any programming license agreement or similar arrangement entered into on behalf of or for the benefit of TV Nova whether by AQS or otherwise.

4.4.18
No dispute (whether pursuant to court or arbitration proceedings or otherwise) regarding any programming license agreements entered into by or on behalf of TV Nova are pending or threatened. The TV Nova Group has duly acquired all intellectual property rights for broadcasting all of its programs and there have not been any claims that the broadcasting of such programs violates any intellectual property rights of any third party.

4.4.19
Document number 1 referred to in the Additional Disclosed Documents Index No. 33 provides a list and brief description of all contracts or other transactions which are in force on the Execution Date between the TV Nova Group and any officer, director or employee or other related person of any of the PPF Group and such list is true, accurate and complete in all material respects as at the Execution Date.

4.4.20
No officer, director or employee or other related person of any of the PPF Group is presently party to any material non-arm's length transactions with any other person involved in the TV Nova Business.

4.5	Warranties by PPF Relating to CET 21

PPF warrants to each of the CME Parties as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.5.1
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, CET 21 is a limited liability company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register kept by the City Court in Prague, the Czech Republic, file number C 10581, identification number 45800456, with its seat at Kříženeckého nám. 322/5, Prague 5, the Czech Republic.

4.5.2
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, a true and complete copy of CET 21's Memorandum of Association, which to the best of PPF's knowledge and belief is valid for purposes of the corporate governance of CET 21 is document 3.2 on the Data Room Index, provided, however, that as disclosed against this Warranty in the relevant section of the Disclosure Letter there are certain challenges pending with respect to CET 21's Memorandum of Association.

4.5.3
CET 21 has all licenses (including the TV Nova License), permits or other approvals necessary to enable it to conduct the TV Nova Business as currently conducted, including all requisite regulatory approvals and authorizations to carry on the business as a broadcaster and each such license, permit or other approval is valid, and no person in the PPF Group is aware of any reason arising since August 30, 1996 that would form the basis for any such license, permit or other approval to be withdrawn, not renewed in due course, or materially modified.

4.5.4
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, CET 21 is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

4.5.5	CET 21 has not at any time engaged in any business or owned any business or entity other than business related directly to TV Nova other than in relation to TV JOJ.

4.5.6
CET 21 has full title to, leases for, or other valid rights to use all material assets used for the operation of the TV Nova Business as of the date hereof; provided, however, that as disclosed against this Warranty in the relevant section of the Disclosure Letter certain persons have claimed that they are the executive directors of CET 21, and in such capacity may have attempted to affect CET 21's title to its material assets, but to the best knowledge of PPF, after due inquiry, there have been no legal acts made or purported to be made by any of such persons that would make this Warranty incorrect.

4.5.7	CET 21 is not and has not been subject to any bankruptcy proceedings.

4.5.8
All material contracts of CET 21 have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF, without any material breach, threatened termination or other similar circumstance; provided, however, that as disclosed against this Warranty in the relevant section of the Disclosure Letter certain persons have claimed that they are the executive directors of CET 21, and in such capacity may have attempted to cause CET 21 to enter into contracts, but to the best knowledge of PPF, after due inquiry, there have been no legal acts made or purported to be made by any of such persons that would make this Warranty incorrect.

4.5.9
CET 21 has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of business of CET 21 prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

4.5.10
The audited financial statements and balance sheet of CET 21 dated as of December 31, 2003 have been disclosed to CME ME and fairly reflect the financial condition and results of operations of CET 21 as of that date, and there has been in aggregate no material negative change to such condition and results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

4.5.11
CET 21's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of CET 21 as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of CET 21 as at or on the date of such accounts.

4.5.12
Other than pursuant to or in connection with the CNTS Settlement and the CNTS Lease, there is no other business or other relationship or pending or threatened claims between (a) CNTS and (b) CET 21 or any other person involved in the TV Nova Business, whether current or contemplated.

4.5.13
The unpaid amount of the CNTS Settlement, including interest, determined by application of IFRS, was CZK 1,274,736,000 as of November 30, 2004, in relation to the agreed amount and, to the best knowledge of PPF, not more than CZK 9,212,000 in relation to the undecided intellectual property claims.

4.5.14
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting CET 21.

4.5.15	CET 21 has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of CET 21 by the relevant authorities in the Czech Republic or elsewhere.

4.5.16	CET 21 has no subsidiaries other than Plejada.

4.5.17
There are no unpaid or unsatisfied liabilities or other obligations of CET 21 (other than those incurred in the ordinary course of business), or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to CET 21 (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside of the PPF Group any liabilities or other obligations of CET 21 or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

4.5.18
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no past or currently pending, or, to the knowledge of PPF, threatened actions, proceedings or investigations, whether civil or criminal, against CET 21 or the presently incumbent directors or managers of CET 21 or the present employees of CET 21 (in connection with their employment with the company).

4.5.19
Other than the single instance disclosed against this Warranty in the relevant section of the Disclosure Letter, there have been no other fines, penalties or other sanctions imposed on CET 21 by the Media Council pursuant to Section 32(1) of the Media Act or any other provision of the Media Act within the last twenty-four months prior to the Execution Date, and PPF is not aware of any facts or circumstances occurring during such period that could form the basis for the Media Council to impose a fine, penalty or other sanction pursuant to Section 32(1) of the Media Act or that could form the basis for the Media Council to revoke the TV Nova License pursuant to Section 63 of the Media Act.

4.6	Warranties by PPF Related to the TV Nova Group Companies and Other Entities

PPF warrants to each of the CME Parties as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.6.1	CP 2000

(A)
CP 2000 is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 5264, identification number 25653431, with its seat at Prague 5, Hlubocepy, Krizeneckeho nam. 322/5.

(B)
A true and complete copy of CP 2000's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of CP 2000 with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of CP 2000 amounts to CZK 625,000,000.

(D)
CP 2000 is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval, except as disclosed against this Warranty in the relevant section of the Disclosure Letter.

(E)	CP 2000 has not at any time engaged in any business or owned any business or entity other than business related directly to the TV Nova Business or TV JOJ.

(F)	CP 2000 has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	CP 2000 is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)
CP 2000 has no subsidiaries other than MAG MEDIA, Nova Consulting, CPI and MEF Media, a.s., and CP 2000 has a 50% Ownership Interest in Mag Media a.s. and Slovenska Produckna a.s. MEF Media a.s., Mag Media a.s. and Slovenska Produckna a.s. are not parties to any material contracts related to the TV Nova Business.

(I)
CP 2000 owns 100% of all outstanding shares in MEF Media a.s., which represent the portion of the votes in the General Meeting of each such subsidiary equal to 100%, free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

(J)
All material contracts of CP 2000 have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(K)
CP 2000 has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(L)
The audited financial statements and balance sheet of CP 2000 dated as of December 31, 2003 have been disclosed to CME ME and fairly reflect the financial condition and results of operations of CP 2000 as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed in the relevant section of the Disclosure Letter.

(M)
CP 2000's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of CP 2000 as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of CP 2000.

(N)
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting CP 2000.

(O)	CP 2000 has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of CP 2000 by the relevant authorities in the Czech Republic or elsewhere.

(P)
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no unpaid or unsatisfied liabilities or other obligations of CP 2000 (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to CP 2000 (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of CP 2000 or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(Q)
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against CP 2000 or the presently incumbent directors or managers of CP 2000 or the present employees of CP 2000 (in connection with their employment with the company).

4.6.2	MAG MEDIA

(A)
MAG MEDIA is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 6065, identification number 25788124, with its seat at Prague 1, Lazarska 5.

(B)
A true and complete copy of MAG MEDIA's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of MAG MEDIA with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of MAG MEDIA amounts to CZK 210,000,000, of which CZK 63,700,000 has been paid in accordance with applicable law.

(D)
MAG MEDIA is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	MAG MEDIA has not at any time engaged in any business or owned any business or entity other than business related directly to TV Nova.

(F)	MAG MEDIA has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	MAG MEDIA is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)	MAG MEDIA has no subsidiaries.

(I)
All material contracts of MAG MEDIA have been disclosed to CME ME, and except as disclosed against this Warranty in the relevant section of the Disclosure Letter all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
MAG MEDIA has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of MAG MEDIA dated as of December 31, 2003, has been disclosed to CME ME and fairly reflect the financial condition and results of operations of MAG MEDIA as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
MAG MEDIA's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of MAG MEDIA as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of MAG MEDIA.

(M)
There are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting MAG MEDIA.

(N)
MAG MEDIA has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of MAG MEDIA by the relevant authorities in the Czech Republic or elsewhere.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of MAG MEDIA (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to MAG MEDIA (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of MAG MEDIA or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against MAG MEDIA or the presently incumbent directors or managers of MAG MEDIA or the present employees of MAG MEDIA (in connection with their employment with the company).

4.6.3	Nova Consulting

(A)
Nova Consulting is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 4268, identification number 25084500, with its seat at Prague 1, Jungmannova 17.

(B)
A true and complete copy of Nova Consulting's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of Nova Consulting with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of Nova Consulting amounts to CZK 1,000,000.

(D)
Nova Consulting is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	Nova Consulting has not at any time engaged in any business or owned any business or entity other than business related directly to TV Nova.

(F)	Nova Consulting has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	Nova Consulting is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)	Nova Consulting has no subsidiaries.

(I)
All material contracts of Nova Consulting have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
Nova Consulting has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of Nova Consulting dated as of December 31, 2003 has been disclosed to CME ME and fairly reflect the financial condition and results of operations of Nova Consulting as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
Nova Consulting's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Nova Consulting as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of Nova Consulting.

(M)
There are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting Nova Consulting.

(N)
Nova Consulting has no trade marks or any other intellectual property rights related to TV Nova that are registered in favor of Nova Consulting by the relevant authorities in the Czech Republic or elsewhere.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of Nova Consulting (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to Nova Consulting (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of Nova Consulting or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against Nova Consulting or the presently incumbent directors or managers of Nova Consulting or the present employees of Nova Consulting (in connection with their employment with the company).

4.6.4	CPI

(A)
CPI is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 7123, identification number 26438615, with its seat at Prague 1, Na Prikope 12/853.

(B)
A true and complete copy of CPI's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of CPI with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of CPI amounts to CZK 150,000,000.

(D)
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, CPI is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	CPI has not at any time engaged in any business or owned any business or entity other than business related directly to the TV Nova Business or TV JOJ.

(F)	CPI has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	CPI is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)
CPI has no subsidiaries other than ERIKA and Media Capitol, but CPI has a 49.18% Ownership Interest in MAC TV, a Slovak limited liability company that holds part of the PPF Group's interest in TV JOJ, as disclosed in the relevant section of the Disclosure Letter.

(I)
All material contracts of CPI have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
CPI has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of CPI dated as of December 31, 2003, has been disclosed to CME ME and fairly reflect the financial condition and results of operations of CPI as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
CPI's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of CPI as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of CPI.

(M)
Except as disclosed in the relevant section of the Disclosure Letter, there are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting CPI.

(N)	CPI has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of CPI by the relevant authorities in the Czech Republic or elsewhere.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of CPI (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to CPI (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of CPI or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against CPI or the presently incumbent directors or managers of CPI or the present employees of CPI (in connection with their employment with the company).

4.6.5	Media Capitol

(A)
Media Capitol is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 7399, identification number 26237580, with its seat at Prague 5, Krizeneckeho nam. 5/322.

(B)
A true and complete copy of Media Capitol's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of Media Capitol with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of Media Capitol amounts to CZK 1,000,000.

(D)
Media Capitol is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	Media Capitol has not at any time engaged in any material business or owned any business or entity other than business related directly to TV Nova.

(F)	Media Capitol has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	Media Capitol is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)	Media Capitol has no subsidiaries.

(I)	Media Capitol is not party to any material contracts.

(J)
Media Capitol has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of Media Capitol dated as of December 31, 2003 has been disclosed to CME ME and fairly reflect the financial condition and results of operations of Media Capitol as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
Media Capitol's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Media Capitol as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of Media Capitol.

(M)
There are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting Media Capitol.

(N)
Media Capitol has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of Media Capitol by the relevant authorities in the Czech Republic or elsewhere.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of Media Capitol (other than those incurred in the ordinary course of business)to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to Media Capitol (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of Media Capitol or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against Media Capitol or the presently incumbent directors or managers of Media Capitol or the present employees of Media Capitol (in connection with their employment with the company).

4.6.6	ERIKA

(A)
ERIKA is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 4489, identification number 25098900, with its seat at Prague 1, Skolska 3.

(B)
A true and complete copy of ERIKA's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of ERIKA with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of ERIKA amounts to CZK 102,000,000.

(D)
ERIKA is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)
ERIKA has not at any time engaged in any material business or owned any business or entity other than business related directly to TV Nova. ERIKA has not operated any business in respect of gaming other than a number lottery on TV Nova for a period of approximately one month.

(F)	ERIKA has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	ERIKA is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)	ERIKA has no subsidiaries.

(I)
All material contracts of ERIKA have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
ERIKA has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of ERIKA dated as of December 31, 2003 has been disclosed to CME ME and fairly reflect the financial condition and results of operations of ERIKA as of that date, and there has been in aggregate no material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
ERIKA's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of ERIKA as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of ERIKA.

(M)
There are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting ERIKA.

(N)	ERIKA has full title to all trade marks and any other intellectual property related to TV Nova that are registered in favor of ERIKA by the relevant authorities in the Czech Republic or elsewhere.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of ERIKA (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to ERIKA (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of ERIKA or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against ERIKA or the presently incumbent directors or managers of ERIKA or the present employees of ERIKA (in connection with their employment with the company).

4.6.7	TVNH

(A)
TVNH is a private company with limited liability duly organized and validly existing in accordance with the laws of the Netherlands, identification number 34186663, with its seat at Atrium, 7th Floor, Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands.

(B)
A true and complete copy of TVNH's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of TVNH with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of TVNH amounts to € 500,000.

(D)
TVNH is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	TVNH is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(F)
All material contracts of TVNH which relate to the TV Nova Business have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(G)	TVNH has no right or title to any trade marks or other intellectual property related to TV Nova or the TV Nova Business.

4.6.8	Vilja

(A)
Vilja is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 6923, identification number 26419009, with its seat at Prague 5, Krizeneckeho nam. 1078/5.

(B)
A true and complete copy of Vilja's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of Vilja with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of Vilja amounts to CZK 1,000,000.

(D)
Vilja is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	Vilja has not at any time engaged in any business or owned any business or entity other than business related directly to TV Nova.

(F)	Vilja has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	Vilja is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(H)	Vilja has no subsidiaries other than CET 21.

(I)
All material contracts of Vilja have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
Vilja has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of Vilja dated as of December 31, 2003 has been disclosed to CME ME and fairly reflect the financial condition and results of operations of Vilja as of that date, including negative equity of CZK 76,056,000, and there has been no aggregate material negative change to such condition or results of operations as of the date hereof, except for (i) an interest expense to CP 2000 in the amount of approximately CZK 28,000,000 and (ii) payments of approximately CZK 70,000,000 to Gal pursuant to the contracts that are documents number 2.6.1.1.20 and 2.6.1.1.21 in the Data Room Index.

(L)
Vilja's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Vilja as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of Vilja.

(M)
Except as disclosed against this Warranty in the relevant section of the Disclosure Letter, there are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting Vilja.

(N)	Vilja has no trade marks or any other intellectual property rights related to TV Nova that are registered in favor of Vilja by the relevant authorities in the Czech Republic or elsewhere.

(O)
Except as disclosed in the relevant section of the Disclosure Letter, there are no unpaid or unsatisfied liabilities or other obligations of Vilja (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to Vilja (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of Vilja or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
Except as disclosed in the relevant section of the Disclosure Letter, there are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against Vilja or the presently incumbent directors or managers of Vilja or the present employees of Vilja (in connection with their employment with the company).

4.6.9	Plejada

(A)
Plejada is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 6183, identification number 26120623, with its seat at Prague 1, Na Prikope 12.

(B)
A true and complete copy of Plejada's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of Plejada with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of Plejada amounts to CZK 5,200,000.

(D)
Plejada is in compliance with all applicable laws, regulatory rules, licenses, permits and approvals, and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any applicable law, regulatory rule, license, permit or approval.

(E)	Plejada has not at any time engaged in any business or owned any business or entity other than business related directly to TV Nova.

(F)	Plejada has full title to, leases for, or other valid rights to use all assets used for the operation of its business as of the date hereof.

(G)	Plejada is, with effect from September 5, 2004, in the process of voluntary liquidation.

(H)	Plejada has no subsidiaries.

(I)
All material contracts of Plejada have been disclosed to CME ME, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

(J)
Plejada has, in accordance with prevailing Tax Laws of the relevant Tax Authority, (i) timely filed Tax returns that are in all material respects true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant Tax Authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate for the payment of Taxes not yet due and payable but which relate to the carrying out of its business prior to the date hereof, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives, and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding Tax or similar fiscal liabilities.

(K)
The audited financial statements and balance sheet of Plejada dated as of December 31, 2003 has been disclosed to CME ME and fairly reflect the financial condition and results of operations of Plejada as of that date, and there has been no aggregate material negative change to such condition or results of operations as of the date hereof, except for such changes as have been disclosed to CME ME.

(L)
Plejada's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Plejada as at or on the date of such accounts, to the extent required by the accounting standards applicable to such accounts, and there are no other liabilities of Plejada.

(M)
There are no material Claims pending or, to the knowledge of PPF, threatened, before any court, arbitration panel, public administrative authority, institution or other person against or adversely affecting Plejada.

(N)
Plejada has no trade marks or any other intellectual property rights related to TV Nova that are registered in favor of Plejada by the relevant authorities in the Czech Republic or elsewhere. The Plejada trademark is validly registered in the name of CET 21.

(O)
There are no unpaid or unsatisfied liabilities or other obligations of Plejada (other than those incurred in the ordinary course of business) to, or causes of action of any nature (vested or contingent) from or against, any of the PPF Group or any person controlled by any of the PPF Group, and there are no unpaid or unsatisfied liabilities or other obligations of any of the PPF Group or any person controlled by any of the PPF Group to Plejada (other than those incurred in the ordinary course of business), and no member of the PPF Group has assigned or transferred or purported to assign or transfer to any person outside the PPF Group any liabilities or other obligations of Plejada or causes of action of any nature (vested or contingent) in respect of the TV Nova Business.

(P)
There are no past or currently pending, or, to the knowledge of PPF, threatened actions proceedings or investigations, whether civil or criminal, against Plejada or the presently incumbent directors or managers of Plejada or the present employees of Plejada (in connection with their employment with the company).

4.6.10	Galaxie Sport

(A)
Galaxie Sport is a limited liability company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number C 102451, identification number 48153168, with its seat at Prague 8, Pod Hajkem 1.

(B)
A true and complete copy of Galaxie Sport's Articles of Association as in effect on the Execution Date and an excerpt from the Commercial Register of Galaxie Sport with current information as of the Execution Date have been disclosed to CME ME.

(C)	The entire registered capital of Galaxie Sport amounts to CZK 105,000.

(D)
Galaxie Sport has all licenses (including the Galaxie Sport License), permits or other approvals necessary to enable it to operate the Galaxie Sport channel as currently conducted, including all requisite regulatory approvals and authorizations to carry on the business as a broadcaster and each such license, permit or other approval is valid, and no person in the PPF Group is aware of any reason that any such license, permit or other approval will be withdrawn, not renewed in due course, or materially modified.

(E)	[Intentionally Omitted].

(F)	Galaxie Sport has not at any time engaged in any business or owned any business or entity other than business related directly to the Galaxie Sport License.

(G)	[Intentionally Omitted].

(H)	[Intentionally Omitted].

(I)	[Intentionally Omitted].

(J)
All material contracts of Galaxie Sport have been summarized in document number 7b on the Additional Disclosed Documents Index, and all such material contracts are in full force and effect, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance.

4.6.11	AQS

(A)
To the best of PPF's knowledge and belief, AQS is a joint stock company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number B 5285. identification number 25655922, with its seat at Prague 2, Riegrovy sady 38.

(B)
A true and complete copy of AQS's Articles of Association, which to the best of PPF's knowledge and belief is in effect on the Execution Date and a true and complete copy of an excerpt from the Commercial Register of AQS with current information as of the Execution Date have been disclosed to CME ME and are listed on the Data Room Index.

(C)	To the best of PPF's knowledge and belief, AQS is not and has not been subject to any bankruptcy, insolvency, or liquidation proceedings.

(D)
All material contracts related to the Programming Library have been disclosed to CME ME, and all such contracts are in full force and effect between AQS and the relevant programming provider, and, to the knowledge of PPF after due inquiry, without any material breach, threatened termination or other similar circumstance; provided, however, that as disclosed against this Warranty in the relevant section of the Disclosure Letter, certain contracts are subject to late payment or other technical breaches, but such breaches have not resulted in the termination or threatened termination of the relevant contracts, nor to the knowledge of PPF are any of such breaches likely to be the basis for any such termination or threatened termination.

4.6.12	PPF Media

(A)
PPF Media is a private company with limited liability duly organized and validly existing in accordance with the laws of the Netherlands, registered by the Business and Industrial Chamber in Amsterdam, identification number 34186296, with its seat at Atrium, 7th Floor, Strwinskylaan 3105, 1077 ZX Amsterdam, the Netherlands.

(B)	PPF Media is not party to any material contracts related to the TV Nova Business.

4.6.13	MEF Media

(A)
MEF Media is a private company with limited liability duly organized and validly existing in accordance with the laws of the Netherlands, registered by the Business and Industrial Chamber in Amsterdam, identification number 34186294, with its seat at Atrium, 7th Floor, Strwinskylaan 3105, 1077 ZX Amsterdam, the Netherlands.

(B)	MEF Media is not party to any material contracts related to the TV Nova Business.

4.6.14	Other Entities

(A)
TV Global is a joint stock company duly organized and validly existing in accordance with the laws of the Slovak Republic, registered in the Commercial Register of the District Court in Kosice, file number 1118/V, identification number 36197009, with its seat at Geresakova 10, Kosice.

(B)	[Intentionally Omitted].

(C)	TV Global is not party to any material contracts related to the TV Nova Business.

(D)
MAC TV is a limited liability company duly organized and validly existing in accordance with the laws of the Slovak Republic, registered in the Commercial Register of the District Court in Bratislava, file number 29871/B, identification number 00618322, with its seat at Brectanova 1, Bratislava.

(E)	The entire registered capital of MAC TV amounts to SKK 300,000,000.

(F)	MAC TV is not party to any material contracts related to the TV Nova Business, except for the contract listed as document number 19 in the Additional Disclosed Documents Index No. 25.

(G)	TV Global and MAC TV have not at any time engaged in any business or owned any business or entity other than business related directly to TV JOJ.

4.7	Warranties by PPF Related to Various Claims

PPF warrants to each of the CME Parties as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

4.7.1
PPF has disclosed to the CME Parties all material documents and information on all Claims and allegations, whether pending or threatened, and releases, settlements, withdrawal or any other form of resolution with respect to all Claims involving Zelezny, any of Alan, Huncik, Venclik or Gal, and Krsak against PPF, CET 21 or CP 2000, or its or their affiliates, subsidiaries, shareholders and directors, relating in any way to the assets, ownership structure, or affairs of CET 21, TV Nova, the TV Nova License, CP 2000, the TV Nova Business or persons involved in the TV Nova Business.

4.7.2	There has been no material change in the facts or circumstances reflected in the documents and information referred to in Clause 4.7.1 or otherwise with respect to such matters.

4.7.3	Other than the Claims referred to in Clause 4.7.1, there is no material pending, or to the knowledge of PPF, subject to Clause 4.9, threatened Claim that could adversely affect the TV Nova Business.

4.8	Warranties at the Closing Commencement Date

4.8.1
Each Party shall be required to repeat the Warranties made to each other Party in Clause 4 on the Closing Commencement Date, except that Warranties in respect of CPI shall not be repeated on the Closing Commencement Date.

4.8.2	Any Warranty with respect to ownership of ERIKA and Media Capitol shall, when repeated at the Closing Commencement Date, be made with respect to ownership of ERIKA and Media Capital by CP 2000.

4.8.3
Any Warranty with respect to a person's financial statements or accounts (other than with respect to the Original TV Nova Combined Accounts in Clauses 4.3.6 and 4.3.7) shall, when repeated at the Closing Commencement Date, be made with reference to the December 31, 2004 financial statements or accounts of such person, prepared using the same accounting standards, consistently applied, as for the December 31, 2003 financial statements or accounts of such person, and any references to changes in condition in such Warranty shall relate to the condition of such person as of December 31, 2004.

4.8.4
Each Party shall also be required to make (or to cause its affiliates entering into any Transaction Document to make) such additional warranties to the other Parties as may be set forth in the other Transaction Documents.

4.8.5
PPF warrants to each of the CME Parties at the Closing Completion Date that Total Assets of the PPF Group Guarantor as of December 31, 2003 of not less than CZK 170 billion and the Shareholders Equity of the PPF Group Guarantor as of December 31, 2003 of not less than CZK 9 billion has been confirmed in the audited financial statements of the PPF Group Guarantor, prepared in accordance with generally accepted accounting principles then prevailing in the Netherlands.

4.9	Acknowledgement of Disclosure

PPF has disclosed to the CME Parties a possible Claim as described in section 4.9 of the Disclosure Letter, and the CME Parties acknowledge that such disclosure has been made, and further acknowledge that the filing of such a Claim (based on the facts and theories disclosed) after the Execution Date shall not constitute a breach of any Warranty made by PPF.

4.10	Breach of Warranty

Without prejudice to any of the rights and remedies available to the Parties under this Agreement or the other Transaction Documents, in the event of the breach of a Warranty given by the Parties, the Party which is in breach of such Warranty shall take all steps necessary to remedy such breach and to establish the state of affairs which would have existed if no such breach had occurred and such Warranty was true and correct.

4.11	No Other Warranties

Each of the CME Parties and PPF agree and acknowledge that the Warranties are the only warranties given by the CME Parties and PPF as at the Execution Date and, upon Closing, as at the Closing Commencement Date, and these are the only Warranties for which the Parties accept responsibility.

5	Pre-Closing Obligations

5.1	General Obligations of PPF

From and including the Execution Date and until the Closing Completion Date, except as specifically provided otherwise in this Agreement, PPF shall:

5.1.1
procure that the TV Nova Business shall be conducted in substantially the same manner as it is currently being conducted, as disclosed to the CME Parties, and the companies operating the TV Nova Business shall carry on their businesses and the TV Nova Business in the ordinary and proper course as if this Agreement had not been entered into;

5.1.2
procure that the companies operating the TV Nova Business shall not do any of the things described in Clause 5.2 below without the prior written consent of CME ME, such consent not to be unreasonably withheld or delayed;

5.1.3
procure that each of the companies operating the TV Nova Business shall consult with CME ME on any decision which is material to the operations and business of the TV Nova Business as a whole, always subject to the fiduciary duties of the directors and other officials of such companies and in compliance with all applicable laws and regulations, including, without limitation the Czech Act on Protection of Economic Competition No.143/2001, as amended, and relevant applicable competition legislation of the European Union;

5.1.4	provide the CME Parties with all reasonable information and support necessary to apply for the Antimonopoly Approval;

5.1.5	procure that the CP 2000 Promissory Note shall not be transferred to any entity outside the TV Nova Group;

5.1.6
provide CME ME with full access to such information and PPF or TV Nova Group personnel as CME ME shall reasonably request in connection with the acquisition of the TV Nova Group and the transactions contemplated hereby, including with respect to all of the companies involved in the TV Nova Business, monthly management accounts and updated estimates of the Actual Working Capital, commencing from the Execution Date as soon as reasonably practicable and in any event within 30 days of the end of the relevant calendar month;

5.1.7	use its reasonable endeavors to provide CME ME with such assistance as CME ME may reasonably request in connection with any financing the CME Parties may arrange in connection with this Agreement;

5.1.8
upon becoming aware prior to the Closing Commencement Date of the occurrence of any matter, event or circumstance which would constitute a breach of any of the Warranties hereunder or which would make any of such Warranties inaccurate if they were repeated on the Closing Commencement Date, promptly give written notice of such event to CME ME before the Closing Commencement Date with sufficient details to enable CME ME to assess accurately the impact of such event and, if so requested by CME ME, use its reasonable endeavors promptly to remedy the same;

5.1.9
procure that (i) the unpaid amount of the CNTS Settlement (including principal and accrued interest) shall not exceed CZK 1,230,000,000 at any time and (ii) the cash balance of CET 21 as of the Closing Commencement Date is not greater than the unpaid amount of the CNTS Settlement (including principal and accrued interest) at that date;

5.1.10	procure that CET 21 negotiates and enters into the Programming Library Transfer Agreement with AQS for purposes of transferring the Programming Library to CET 21;

5.1.11
procure that the subsidiaries of CP 2000 and CET 21 that are not part of the TV Nova Group shall be transferred out of CP 2000 and CET 21 respectively, without any liability to CP 2000, CET 21 or the TV Nova Group, and procure that such subsidiaries and the persons controlling such subsidiaries after the Closing Commencement Date shall have no Claims against the TV Nova Group, Newco, Oldco or the CME Parties;

5.1.12
procure that 100% of the business of TV JOJ is transferred outside the TV Nova Group without any liability to the TV Nova Group, and procure that the persons controlling TV JOJ after the Closing Commencement Date shall have no Claims against the TV Nova Group, Newco, Oldco or the CME Parties;

5.1.13
cause the Auditors to (i) prepare audited combined US GAAP financial statements (including cash flows) for the TV Nova Group (on the basis of such financial statements for the material entities of the TV Nova Group) for the year 2003 (which statements shall not require 2002 comparables) and prepare audited combined US GAAP financial statements (including cash flows) for the TV Nova Group (on the basis of such financial statements for the material entities of the TV Nova Group) for the year 2004 (including audited 2003 comparatives) so that audited financial statements for 2004 along with a US GAAP audit opinion thereon will be available on February 25, 2005;

5.1.14	use its best endeavors to procure the withdrawal and termination of the AHVG Claim specified in section 4.5.2.2 of the Disclosure Letter, at no cost to and without any liability to the TV Nova Group;

5.1.15
procure that as soon as practicable, but not later than within 5 Business Days after receipt of Media Council Consent for the acquisition by PPF of CEDC's 1.25% CET 21 Ownership Interest, PPF's 1.25% Ownership Interest in CET 21 shall be transferred to Vilja, on terms and conditions agreed by PPF and CME ME, subject only to Media Council Consent;

5.1.16	procure that a Controlling Report as of December 31, 2004 is prepared in respect of any controlled company in the TV Nova Group;

5.1.17
use its best endeavors to procure that applications are properly prepared and timely submitted to the Media Council, on behalf of the TV Nova Group, in order to obtain not less than four Digital Video Broadcasting -- Terrestrial System Licenses for the Czech Republic; and

5.1.18	procure the preparation and, after discussion thereof with CME ME, adoption of the 2005 TV Nova Budget by January 15, 2005.

5.2	PPF Obligations Relating to the TV Nova Group

PPF shall procure that without the prior written consent of CME ME (which consent shall not be unreasonably withheld or delayed) and except as contemplated by this Agreement, the TV Nova Group shall not before Closing:

5.2.1	take any action that is likely to have a Material Adverse Effect on the TV Nova License or the TV Nova Group;

5.2.2
incur any capital expenditure other than replacement capital expenditure and customary improvements to real property in the ordinary course of business that are not recorded in the 2005 TV Nova Budget;

5.2.3
enter into, or commit to enter into, amend, extend the term of, or terminate any leasing, hire purchase or other agreement or arrangement for payment on deferred terms except in the ordinary course of business;

5.2.4
enter into, or commit to enter into, amend, extend the term of or terminate any contract related to the Programming Library, or any contract for the production of television programming, that are not recorded in the 2005 TV Nova Budget, or consent to AQS doing any of the foregoing;

5.2.5
borrow any additional money except on existing bank facilities or not exceeding CZK 50,000,000 in total or make any payments out of or drawings on their bank account(s) (except routine payments or repayments of existing liabilities);

5.2.6	dispose of or grant any option or right of pre-emption in respect of any part of their assets except in the ordinary course of business;

5.2.7	enter into any contract or commitment outside the ordinary course of business that is material to the TV Nova Group;

5.2.8	grant any lease or third party right in respect of any of the material assets owned by the TV Nova Group;

5.2.9
enter into, or commit to enter into, amend, extend the term of or terminate any contract of whatever nature with a term of 13 months or longer or with a value of more than CZK 10,000,000, except for contracts reflected in the 2005 TV Nova Budget;

5.2.10
grant, issue or redeem, or agree to grant, issue or redeem, any mortgage, share, debenture or other security or give any guarantee or indemnity except in the ordinary course of business in an amount or value not to exceed CZK 5,000,000 individually or CZK 10,000,000 in the aggregate;

5.2.11	declare or make or pay any dividend or other distribution not declared before the Execution Date;

5.2.12
dispose of or distribute the portion of the CET 21 Registered Capital (and related ownership rights) held as treasury interest, unless ordered to do so by a final non-appealable decision of a competent court;

5.2.13	create, issue, purchase or redeem, or agree to create, issue, purchase or redeem, any class of share or loan capital;

5.2.14
make any material change in the terms and conditions of employment or pension or other benefits of its employees (other then those which would be consistent with past practices required by law, collective bargaining agreements and those made pursuant to any annual salary review, such review being consistent with past practices) or terminate (except for good cause) the employment of any of the employees;

5.2.15	make any material strategic decision with regard to changing programming philosophy or content, operating structure or operating arrangements of the TV Nova Group; or

5.2.16
save only as may be necessary to give effect to this Agreement or to the extent CME ME has consented or agreed, cause or do any act or thing the commission of which would constitute a breach of any of the Warranties herein or which would make any of such Warranties inaccurate when they are repeated on the Closing Commencement Date.

5.3	CME Parties' Obligations

From and including the Execution Date and until the Closing Completion Date, except as specifically provided otherwise in this Agreement, the CME Parties shall:

5.3.1
subject to PPF entering in a confidentiality undertaking acceptable to the CME Parties, provide PPF with access to such information as PPF shall reasonably request in connection with the Television Business of CME ME, for purposes of a due diligence investigation by PPF;

5.3.2	subject to PPF providing all reasonable information as provided in Clause 5.1.4, apply for the Antimonopoly Approval;

5.3.3	cause the incorporation and registration of Newco;

5.3.4	acquire Oldco; and

5.3.5
upon any member of the Board of Directors of CME ME becoming aware, prior to the Closing Commencement Date, through the receipt of reports delivered to CME ME by external legal, financial or other advisors, of the occurrence of any matter, event or circumstance that in the opinion of CME ME would constitute, or be likely to result in, a breach of any of the Warranties given by PPF hereunder or which would make any of such Warranties inaccurate when they are repeated on the Closing Commencement Date, unless PPF already shall have taken appropriate action as required by Clause 5.1.8, CME ME shall give prompt written notice thereof to PPF with sufficient details to enable PPF to assess the impact of such information and thereafter to proceed as provided in Clause 5.1.8; provided, however, that (i) the failure of CME ME's Board of Directors to become aware of any such matter, event or circumstance, or the actual or potential impact of such matter, event or circumstance on any Warranty, or (ii) CME ME's failure to give notice of any such matter, event or circumstance to PPF, shall not in any way constitute a waiver of or otherwise affect any of CME ME's rights under this Agreement or give PPF any additional rights under this Agreement.

6	Conditions to Closing

6.1	Conditions Precedent

Closing is conditional on the satisfaction of all the following conditions prior to or upon the Closing Commencement Date:
6.1.1
the Antimonopoly Approval shall have been obtained and such approval shall not contain any conditions or restrictions that in the reasonable judgment of CME ME are unacceptable, or the Expiration of the Time Limit shall have occurred;

6.1.2	PPF shall have specified the Designated Shareholder(s), and such person(s) shall be qualified to be Designated Shareholder(s);

6.1.3
PPF and, if appropriate, its affiliates, shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by PPF or the PPF Group on or prior to the Closing Date, including those obligations in Clause 5.1; provided, however, that the failure, despite reasonable endeavors, to satisfy any of the following conditions shall not constitute, singly or collectively, a basis for a determination by CME ME not to proceed with Closing:

(i)
Clause 5.1.12 with respect to removal of the TV JOJ business from the TV Nova Group, provided that (x) the TV Nova Group shall not own any interest in MAC TV or any other Slovak television licensee as of the Closing Commencement Date, (y) the equivalent of the Media Council in the Slovak Republic shall either have given its consent with respect to the ownership by the TV Nova Group of such elements of the TV JOJ business that remain in the TV Nova Group as of the Closing Commencement Date or shall have confirmed, to the satisfaction of CME ME, that no such consent is required, and (z) the Foreign Antimonopoly Office for the Slovak Republic shall either have given its Anitmonopoly Approval with respect to the ownership by the TV Nova Group of such elements of the TV JOJ business that remain in the TV Nova Group as of the Closing Commencement Date or such Foreign Antimonopoly Office shall have confirmed, to the satisfaction of CME ME, that no such Antimonopoly Approval is required; or

(ii)	Clause 5.1.14 with respect to the withdrawal and termination of the AHVG Claim; or

(iii)	Clause 5.1.15 with respect to the transfer of the 1.25% CET 21 Ownership Interest.

6.1.4
the Warranties given by PPF on the Closing Commencement Date in Clauses 4.1, 4.3.1, 4.3.3, 4.3.4, 4.3.5, 4.3.6, 4.3.10, 4.3.11, 4.3.12, 4.3.13, 4.3.15, 4.4.1, 4.4.3, 4.4.10 and 4.4.11 shall be true in all material respects, or if not true shall have been remedied as provided in Clause 4.10 to the reasonable satisfaction of CME ME;

6.1.5
the Warranties given by PPF on the Closing Commencement Date other than as listed in Clause 6.1.4 shall be true in all material respects; or if not true shall have been remedied as provided in Clause 4.10 to the reasonable satisfaction of CME ME; provided, however, that if the Losses incurred or likely to be incurred by the CME Parties as a result of any or all of such Warranties not being true are or would be, in the reasonable opinion of CME ME, less than or equal to US$ 10,000,000, such breach of Warranties shall not in itself constitute a basis for a determination by CME ME not to proceed with Closing;

6.1.6	Smejc shall have entered into the Smejc Agreement;

6.1.7	CME ME shall have received written confirmation from CNTS regarding its acceptance of the CNTS Settlement, and the amounts paid, due and to become due thereunder;

6.1.8
If PPF shall have received Media Council Consent for the acquisition of the 1.25% CET 21 Ownership Interest from CEDC, PPF shall have transferred such 1.25% CET 21 Ownership Interest to Vilja, subject only to such additional Media Council Consent as may be required and not yet obtained;

6.1.9	the Programming Library Pledge shall have been discharged in full;

6.1.10	the Controlling Reports for each company in the TV Nova Group for 2004 shall have been properly prepared and filed with the appropriate Czech commercial registration court;

6.1.11
there shall not be any injunction, decision, order or decree of any nature of any court or governmental entity restraining or prohibiting unrestricted use and exploitation of the TV Nova License by CET 21 and the TV Nova Group;

6.1.12
in the event any consent or approval required under any financing document for any Indebtedness of the TV Nova Group in connection with or relating to the acquisition of the TV Nova Group by CME ME shall not have been obtained and such failure to obtain such consent or approval results in a requirement that such Indebtedness be refinanced, PPF shall procure that any required refinancing be obtained on substantially the same terms as any such Indebtedness being refinanced;

6.1.13
there shall not have been any action, or any statute enacted, by any governmental authority which would render the Parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or delay the consummation of the transactions contemplated herein;

6.1.14	Oldco shall have been acquired, and Newco shall have been incorporated, registered and capitalized as set forth in the Transaction Memorandum; and

6.1.15
no event or circumstance shall have occurred since the Execution Date, regardless of any disclosure by PPF to the CME Parties prior to or since the Execution Date, that would constitute a Material Adverse Effect on the TV Nova Business and no event shall exist or have occurred that will give rise to any such Material Adverse Effect.

6.2	Responsibility for Satisfaction

6.2.1	PPF shall:

(a)	satisfy the conditions in Clauses 6.1.2 to 6.1.10 on or before the Closing Completion Date, and

(b)	promptly provide CME ME with all reasonable assistance to support CME ME's application to obtain the Antimonopoly Approval to satisfy Clause 6.1.1 as soon as is possible.

6.2.2	CME ME shall:

(a)	satisfy the condition set out in Clause 6.1.14 on or before the Closing Completion Date; and

(b)	subject to receipt of all the necessary information and assistance from PPF, promptly apply to obtain Antimonopoly Approval to satisfy Clause 6.1.1.

6.3	Satisfaction/Non-Satisfaction/Waiver

6.3.1	CME ME (on behalf of the CME Parties) may at any time waive, in whole or in part, conditionally or unconditionally, any condition set out in Clause 6.1 above by notice in writing to PPF.

6.3.2
CME ME and PPF shall regularly communicate with each other with respect to the progress of either Party towards the satisfaction of the conditions to Closing and any problems experienced or foreseeable with respect to satisfaction of such conditions.

6.3.3
PPF shall (unless the condition is capable of waiver and has been waived by CME ME) promptly give written notice to the CME Parties of the satisfaction of the relevant conditions on becoming aware of the same.

6.3.4
Upon the satisfaction or waiver, if appropriate, of all of the conditions set out in Clause 6.1, the Parties shall agree on a time and place, and such other matters as need to be arranged, for Closing as provided in Clause 7.

6.3.5
In the event that PPF will not be able to satisfy the conditions set out in Clause 6.1 on or before the Last Date for Closing, PPF shall promptly, and in any event not less than 3 Business Days before the Last Date for Closing, give written notice to the CME Parties of its inability to satisfy such conditions.

6.3.6
In the event that CME ME will not be able to satisfy the condition set out in Clause 6.1.14 on or before the Last Date for Closing, CME ME shall promptly, and in any event not less than 3 Business Days before the Last Date for Closing, give written notice to PPF of its inability to satisfy such condition.

6.3.7
If any condition specified in Clause 6.1 is not satisfied (or has not been waived by the relevant Party) on or before the Last Date for Closing, except as specifically provided in Clauses 6.1.3 and 6.1.5, this Agreement shall, unless otherwise agreed by the Parties, terminate and the provisions of Clause 9 shall apply; provided, however, that the Last Date for Closing shall be extended to October 1, 2005, if all other conditions specified in Clause 6.1 are satisfied on or before July 1, 2005, other than the condition in Clause 6.1.1, or if the Parties agree no later than 3 Business Days prior to July 1, 2005, that all such conditions to Closing (other than the condition in Clause 6.1.1) are likely to be satisfied by October 1, 2005, and that extension of the Last Date for Closing is necessary in order to achieve satisfaction of the condition in Clause 6.1.1.

7	Closing

7.1	Time and Place of Closing

7.1.1
Closing shall take place in Prague, Czech Republic at the offices of Dewey Ballantine, or such other location as may be agreed by the Parties, on a Business Day to be specified by the Parties pursuant to Clause 6.3.4 following the satisfaction or waiver of the conditions set out in Clause 6.1 (the "Closing Commencement Date").

7.1.2
The Parties agree that the Closing Commencement Date shall take place on the first Business Day of a month, and to the extent practicable, on the first Business Day of a calendar quarter. The Closing Management Report and any other financial report to be delivered in connection with the Closing shall be as at the last day of the month immediately preceding the Closing Commencement Date.

7.1.3
Upon the completion of all of the actions described in this Clause 7, which the Parties acknowledge may take several Business Days, the Closing shall be deemed complete (the "Closing Completion Date").

7.1.4
All transactions constituting Closing will be deemed to take place simultaneously, and for purposes of this Agreement, no delivery or payment shall be deemed to have been made until all the transactions to be made at Closing have been completed.

7.2	PPF's Closing Obligations

On or before Closing PPF shall:

7.2.1	deliver or shall procure the delivery to CME ME of:

(i)	the Transfer Agreements duly executed by all parties thereto other than CME ME, Newco or Oldco;

(ii)	the Programming Library Transfer Agreement duly executed by AQS and CET 21;

(iii)	the TV Nova Group Agreement duly executed by PPF;

(iv)	the Oldco Promissory Note Assignment Agreement(s) duly executed by PPF;

(v)	the PPF Promissory Note duly executed by PPF;

(vi)	the CME Loan Notes duly endorsed for exchange for the CME Consideration Shares;

(vii)	the Subscription Agreement duly executed by the Designated Shareholders;

(viii)	the Registration Rights Agreement duly executed by the Designated Shareholders;

(ix)	the PPF Loan Agreement duly executed by PPF;

(x)	the Guarantee duly executed by PPF a.s. and the PPF Group Guarantee duly executed by PPF Group N.V.;

(xi)	the Smejc Agreement duly executed by Smejc and PPF;

(xii)	the Controlling Reports for 2004, along with evidence that such Controlling Reports have been properly filed as provided in Clause 5.1.16;

(xiii)	combined financial statements for the TV Nova Group for 2003 prepared in accordance with US GAAP;

(xiv)
combined 2004 financial statements (including cash flows and 2003 comparables) for the TV Nova Group prepared in accordance with US GAAP (which shall include only those entities required pursuant to US GAAP) and a US GAAP audit opinion without any qualifications in respect of such accounts, and, in the event that the Closing Commencement Date is after April 1, 2005, quarterly combined financial statements (including cash flows) for the TV Nova Group prepared in accordance with US GAAP (which shall include only those entities required pursuant to US GAAP) for any quarter of 2005 ending not less than 30 days prior to the Closing Commencement Date;

(xv)
the Closing Management Report, which shall include Combined Accounts CET 21, CP 2000 and MAG MEDIA for the full year of 2004, prepared in accordance with Czech accounting standards, reflecting total operating revenues of not less than CZK 5,072,711,000, profit from operations (EBIT) of not less than CZK 2,367,830,000, profit before tax of not less than CZK 2,178,130,000, and net profit of not less than CZK 1,557,010,000;

(xvi)	a draft of the Closing Certificate; and

(xvii)	such certificates, comfort letters, evidence of completion of corporate acts, and corporate documents of PPF and the PPF Group as may be reasonably required by CME ME;

7.2.2
deliver evidence confirming (i) the withdrawal and termination of the AHVG Claim as provided in Clause 5.1.14, if completed, (ii) removal or satisfaction of the Programming Library Pledge, and (iii) if the Media Council Consent for the acquisition by PPF of the 1.25% CET 21 Ownership Interest from CEDC has been obtained, the transfer to Vilja of such 1.25% CET 21 Ownership Interest, subject only to Media Council Consent, to the extent not obtained;

7.2.3	procure that a General Meeting of each person that is a party to a Transfer Agreement, other than CME ME, Oldco or Newco, is held at which it is resolved:

(i)	to approve the transfers referred to in the relevant Transfer Agreements delivered as provided in Clause 7.2.1(i) above, as applicable, for registration; and

(ii)	any other necessary corporate matters as may be reasonably required by the CME Parties to be included on the agenda of such meeting; and

7.2.4	procure that a General Meeting of each of Vilja, CP 2000, MAG MEDIA, Nova Consulting, Media Capitol, ERIKA, CET 21 and Plejada is held at which it is resolved:

(a)
to approve the resignation of all directors agreed by the Parties and the appointment of directors (including three executives for CET 21) nominated by CME ME and PPF as provided in the TV Nova Group Agreement; and

(b)	any other necessary corporate matters as may be reasonably required by the CME Parties to be included on the agenda of such meeting.

7.3	CME ME's Closing Obligations

On or before Closing CME ME shall:

7.3.1	deliver or shall procure the delivery to PPF of:

(i)	the Transfer Agreements duly executed by Newco, Oldco or CME ME, as appropriate;

(ii)	the TV Nova Group Agreement duly executed by CME ME, Newco and Oldco;

(iii)	the Oldco Promissory Note(s) duly executed by Oldco;

(iv)	the Oldco Promissory Note Assignment Agreement(s) duly executed by Oldco;

(v)	the CME Loan Notes;

(vi)	the PPF Loan Agreement duly executed by Oldco;

(vii)	the Subscription Agreement duly executed by CME Ltd;

(viii)	the Registration Rights Agreement duly executed by CME Ltd;

(ix)	the Smejc Agreement duly executed by CME ME,

(x)	the Guarantee and the PPF Group Guarantee duly executed by CME ME and CME Ltd; and

(xi)	such certificates, evidence of completion of corporate acts and corporate documents of CME ME and CME Ltd as may be reasonably required by PPF;

7.3.2	cause the issue and delivery of the CME Consideration Shares to the Designated Shareholder(s);

7.3.3	execute the CME Loan Agreement;

7.3.4	cause Oldco to execute the CME Loan Agreement and the PPF Loan Agreement;

7.3.5	procure that a shareholders meeting of each of Newco and Oldco is held at which it is resolved:

(i)	to approve the transfers referred to in the relevant Transfer Agreements delivered as provided in Clause 7.2.1(i) above, as applicable, for registration;

(ii)	to approve the resignation of all such directors of Newco and Oldco as agreed by the Parties and the appointment of directors agreed by the Parties as provided in the TV Nova Group Agreement;

(iii)	to approve the Amended Newco Memorandum of Association and the Amended Oldco Memorandum of Association; and

(iv)	any other necessary corporate matters as may be reasonably required by the Parties to be included on the agenda of such meeting; and

7.3.6	subject to and in accordance with Clause 3, pay the Estimated Total Cash Consideration and provide to PPF all necessary information to confirm that such payment has been made.

8	Undertakings To Benefit The TV Nova Business

8.1	PPF's Undertakings

8.1.1
PPF undertakes that for so long as both PPF (or any of its affiliates) and CME ME (or any of CME ME's affiliates) hold a direct or indirect interest in the TV Nova Group, no member of the PPF Group, nor any of its affiliates, shall engage or participate in, or have an interest in, directly or indirectly, in any manner or capacity, in any Television Business in the Czech Republic or in the Slovak Republic other than through the TV Nova Group.

(i)
Nothing in this Clause shall restrict the right of any of the PPF Group to own or control, directly or indirectly, not more than a 10% Ownership Interest of any entity involved in TV JOJ, or to own or control indirectly, through PPF's interest in the TV Nova Group such Ownership Interests of any entity involved in TV JOJ that remain in the TV Nova Group as of the Closing Completion Date.

(ii)
Nothing in this Clause shall restrict the right of any of the PPF Group (excluding specifically PPF and PPF a.s.) whose business includes the provision of financing, to directly or indirectly own an Ownership Interest in or control any entity engaged in the Television Business in the Czech Republic or Slovakia, provided that (i) such Ownership Interest was acquired as a result of foreclosing on security provided by a debtor to the PPF Group, (ii) no member of the PPF Group exercises any management or operational control over such entity, (iii) the PPF Group's ownership of such Ownership Interest is not a violation of the Media Act or otherwise exposes the TV Nova License to any risk of revocation or the TV Nova Group to any risk of sanctions from the Media Council, and (iv) the PPF Group takes all reasonable steps to dispose, on an orderly basis, of such Ownership Interests to persons not affiliated with the PPF Group.

8.1.2
PPF undertakes that no member of the PPF Group, or any of its affiliates, shall invest in or become involved (other than as a result of ownership of the CME Consideration Shares), whether directly or indirectly, in any Television Business in the Czech Republic during the period of two years from the later of (1) PPF Group's exit from the TV Nova Group (pursuant to the provisions of the TV Nova Group Agreement) and (2) the date on which the aggregate shareholding of the PPF Group in CME Ltd falls below 5% of the total outstanding CME Shares, or for such shorter period during which CME ME or any of its affiliates continues to retain an interest in the TV Nova Group.

8.1.3	PPF undertakes to procure the full and complete performance by Smejc of the Smejc Agreement, and shall be responsible for any breach thereof by Smejc or PPF.

8.2	CME ME's Undertakings

8.2.1
CME ME undertakes that for so long as CME ME (or any of its affiliates) and PPF (or any of its affiliates) holds a direct interest in the TV Nova Group, neither CME ME nor any of its affiliates, shall engage or participate in, directly or indirectly, in any manner or capacity, in any Television Business in the Czech Republic other than through the TV Nova Group and its associated companies, except as permitted in the TV Nova Group Agreement.

8.2.2
CME ME undertakes that neither CME ME, nor any of its affiliates, shall invest in or become involved, whether directly or indirectly, in any television business activity in the Czech Republic during the period of two years from CME ME's exit from the TV Nova Group, or for such shorter period during which PPF Group continues to retain a direct interest in the TV Nova Group.

8.3	Effect of Breach of Undertakings

The Parties acknowledge that irreparable damage would result to the other Party and the TV Nova Business if the provisions of Clauses 8.1 and 8.2 were not specifically enforced, and agree that a non-breaching Party shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any material failure to comply with the provisions of Clauses 8.1 to 8.2.

8.4	Additional Undertaking by PPF

PPF undertakes that the PPF Group shall, in each of the first two years following the Closing Completion Date, spend the same percentage of its television advertising budget on advertising on TV Nova as the PPF Group is spending, on an annual basis, as of the Execution Date; provided, that TV Nova continues to be the number-one rated television broadcaster in the Czech Republic and such advertising is offered on substantially the same terms as is provided as of the Execution Date.

8.5	Additional Undertaking by CME ME and PPF

CME ME and PPF undertake to present the transactions contemplated by this Agreement to the Media Council promptly following the Execution Date.

9	Termination

9.1	Termination by Consent

This Agreement may be terminated at any time by the mutual written consent of the CME Parties and PPF.

9.2	Termination by the Parties Prior to Closing

This Agreement may be terminated at any time prior to the Closing Completion Date by:

9.2.1	the mutual written consent of the CME Parties and PPF;

9.2.2
CME ME, subject to Clauses 6.1.3 and 6.1.5, if there shall have been a material breach of any covenant, Warranty, Transaction Document or other obligation of PPF hereunder, and such breach shall not have been remedied within 30 Business Days after PPF became aware of such breach or after receipt by PPF of a notice in writing from CME ME specifying the breach and requesting such breach be remedied; or

9.2.3
by PPF, if there shall have been a material breach of any covenant, Warranty, Transaction Document or other obligation of either of the CME Parties hereunder, and such breach shall not have been remedied within 30 Business Days after CME ME became aware of such breach or after receipt by either of the CME Parties of notice in writing from PPF specifying the breach and requesting such breach be remedied; or

9.2.4
by PPF, if (i) CME ME shall have given written notice to PPF that CME ME desires to proceed to Closing notwithstanding its reasonable belief that if Closing were to occur it would have Claims against PPF for Losses in excess of US$ 10,000,000, along with sufficient details to enable PPF to evaluate the basis for CME ME's conclusions regarding such Claims, and (ii) within 30 Business Days of the receipt of notice from CME ME the Parties have not been able to agree on a basis to proceed with the transaction.

Notwithstanding any other provision contained herein, no Party may terminate this Agreement as a result of any change in the trading price of the CME Shares on or after the Execution Date.

9.3	Automatic Termination

This Agreement shall terminate automatically upon the Last Date for Closing (except as provided in Clause 6.3.7) if (i) any condition specified in Clause 6.1 is not satisfied (and has not been waived by the relevant Party) on or before the Last Date for Closing or (ii) if the Closing Commencement Date has not occurred on or before the Last Date for Closing, in either case as a result of:

9.3.1	any action or failure to act on the part of PPF (other than any such action or failure to act that is due to the gross negligence or willful misconduct of any CME Party);

9.3.2	any action or failure to act on the part of either CME Party (other than any such action or failure to act that is due to gross negligence or willful misconduct of PPF); or

9.3.3	any circumstance other than as set out or addressed in Clauses 9.3.1 or 9.3.2 above.

9.4	Payments Upon Termination

In the event of termination of this Agreement:

9.4.1	by CME ME pursuant to Clause 9.2.2, then PPF shall pay to CME ME the sum of US$ 25,000,000; or

9.4.2	by PPF pursuant to Clause 9.2.3, then CME ME shall pay to PPF the sum of US$ 25,000,000; or

9.4.3	by PPF pursuant to Clause 9.2.4, then PPF shall pay to CME ME the sum of US$ 25,000,000; or

9.4.4	automatically pursuant to Clause 9.3.1, then PPF shall pay to CME ME the sum of US$ 25,000,000; or

9.4.5	automatically pursuant to Clause 9.3.2, then CME ME shall pay to PPF the sum of US$ 25,000,000.

9.5	Effects of Termination

9.5.1	In the event of termination of this Agreement prior to the Closing Completion Date:

(i)	Clauses 9.4, 19.1 and 19.2 shall survive any such termination, and Clauses 13, 14 and 15 shall survive any such termination for the purposes only of enforcing Clauses 9.4, 19.1 and 19.2; and

(ii)
accrued rights arising in any way out of this Agreement other than out of Clauses 9.4, 19.1 and 19.2 as at the date of termination shall be extinguished, and the aggregate liability of the relevant Party under this Agreement shall be limited to US$ 25,000,000.

9.5.2	In the event of termination of this Agreement after the Closing Completion Date:

(i)	Clauses 10, 11, 13, 14, 15, and 19 and the Guarantee and the PPF Group Guarantee (or such Security as may be in effect at the time of termination) shall survive any such termination; and

(ii)
accrued rights arising in any way out of this Agreement as at the date of termination shall not be affected, except to the extent that the CME Parties and PPF agree otherwise in writing in connection with any termination by mutual consent.

9.5.3
In the event of termination of this Agreement at any time the CME Parties shall take all such steps as are reasonably practicable to return any confidential information concerning the TV Nova Business to PPF, and PPF shall take all such steps as are reasonably practicable to return any confidential information concerning the business of the CME Parties to CME ME.

10	Indemnity

10.1	Indemnity by PPF

10.1.1
Subject to the limitations provided in Clause 11, PPF shall indemnify and keep indemnified the CME Parties and their affiliates and subsidiaries, including the TV Nova Group, and their respective representatives, officers, directors, shareholders and controlling persons (the "CME Protected Parties") from and against all costs, claims, demands, damages, expenses, penalties, fines, liabilities or losses (including the reasonable fees and expenses of investigation and counsel (collectively, "Losses") whatsoever arising out of or in connection with:

(i)	any false, incorrect or misleading Warranty by PPF or any of its affiliates,

(ii)	any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification, and

(iii)	any item subject to indemnification as identified in Clauses 10.1.2 or 10.1.3.

10.1.2
Subject to the limitations provided in Clause 11, in addition to the foregoing provisions of Clause 10.1.1, without limiting the generality of such provisions, PPF agrees to indemnify and hold harmless the CME Protected Parties against any Losses in respect of:

(i)	the non-fulfillment of any agreement, covenant or obligation by PPF or any of its affiliates provided herein or in any other Transaction Document,

(ii)
any and all liability whatsoever, however imposed (including any claim asserted or deficiency assessed against or collected from or paid by the CME Parties or the TV Nova Group), in respect of any Taxes (including any penalties, interest and fines thereon whether accrued before or after the Closing Completion Date) of the TV Nova Group for any and all periods up to and including the period ending on the Closing Completion Date (including in connection with any Tax return filed after the Closing Completion Date);

(iii)	any Zelezny Claims or AHVG Claims;

(iv)	any Smejc Claims, Gerner Claims or Komar Claims;

(v)	any Claims by any CME Protected Party against Smejc arising out of any breach by Smejc of any Transaction Document;

(vi)
any and all liability whatsoever arising with respect to or as a result of (1) the business of any direct or indirect subsidiary of CP 2000 as of the Execution Date that is not a member of the TV Nova Group, including but not limited to CPI, Europa TV, MEF Media, a.s., and EDIKON, a.s., or the transfer of those persons out of the TV Nova Group by PPF prior to the Closing Commencement Date, (2) the licensing or business of Galaxie Sport or the acquisition of any Galaxie Sport Ownership Interest by PPF prior to such time, if ever, that Galaxie Sport becomes part of the TV Nova Group, (3) the licensing or business of TV JOJ prior to the Closing Commencement Date or the disposal of any TV JOJ Ownership Interest by PPF prior to the Closing Commencement Date, or any liabilities arising in connection with any TV JOJ Ownership Interest remaining in the TV Nova Group as of the Closing Commencement Date, or the transfer of any remaining TV JOJ Ownership Interest out of the companies in the TV Nova Group, including but not limited to the transfer of TV Global and MAC TV, or (4) the lawsuit filed by CSOB in the City Court in Prague under Reference Number 41 Cm 108/2003, or any related Claim;

(vii)	any liability arising out of or resulting from the Programming Library Pledge;

(viii)	any breach by AQS of the Programming Library Transfer Agreement;

(ix)	the revocation or cancellation of the TV Nova License, based on facts or circumstances that occurred prior to the Closing Completion Date;

(x)	Vilja not having good title to the 52.075% CET 21 Ownership Interest;

(xi)	PPF not having good title to the 100% CP 2000 Ownership Interest;

(xii)	any Krsak Claims; and

(xiii)	any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

10.1.3
Subject to the limitations provided in Clause 11, in addition to the foregoing provisions of Clauses 10.1.1 and 10.1.2, without limiting the generality of such provisions, PPF agrees to indemnify and hold harmless the CME Protected Parties against any Losses in respect of:

(i)
any and all liability whatsoever, however imposed, whether paid by the CME Parties or the TV Nova Group, in respect of any fraudulent or criminal act or omission by PPF or any member of the PPF Group or any officer, director, representative, employee or agent thereof in respect of the ownership and operation of the TV Nova Group; and

(ii)	any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

10.2	Indemnity by CME

Subject to the limitations provided in Clause 11, CME ME shall indemnify and keep indemnified PPF and its affiliates and subsidiaries (the "PPF Protected Parties") from and against all Losses whatsoever arising out of or in connection with:

(i)	any false, incorrect or misleading Warranty by any of the CME Parties;

(ii)	the non-fulfillment of any agreement, covenant or obligation by the CME Parties provided herein or in any other Transaction Document; and

(iii)	any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

10.3	Threshold for Indemnification

No Losses shall be subject to the indemnification pursuant to Clauses 10.1.1, 10.1.2, or 10.2 unless:

(i)	any such individual Loss exceeds an amount of US$ 250,000; and

(ii)
the aggregate of all Losses incurred by any Protected Party shall equal or exceed US$ 1,000,000, but once such threshold of Losses has occurred, all Losses (including those taken into account in determining such threshold shall be subject to indemnity.

10.4	Notice of Potential Indemnity Claims

10.4.1
If any CME Protected Party becomes aware of any matter not involving a Third Party Claim, in respect of which it is or can reasonably be expected to make an Indemnity Claim, CME ME shall, or shall procure that the CME Protected Party, promptly notify PPF, as the prospective indemnifying Party, of such matter. If any PPF Protected Party becomes aware of any matter not involving a Third Party Claim, in respect of which it is or can reasonably be expected to make an Indemnity Claim, PPF shall, or shall procure that the PPF Protected Party, promptly notify CME ME, as the prospective indemnifying Party, of such matter.

10.4.2
If any Protected Party becomes aware of any matter involving a Third Party Claim, in respect of which it is or can reasonably be expected to make an Indemnity Claim, it shall within 20 Business Days after receipt by the Protected Party of notice of the commencement (which shall include letters before action, notice that that Third Party Claims have been filed in any competent court or tribunal or an invitation to settlement discussion and analogous measures) of the potentially indemnifiable Third Party Claim, cause the Party with whom it is affiliated to give notice to the prospective indemnifying Party of the commencement of such Third Party Claim, provided however that the failure to notify the prospective indemnifying Party of the Third Party Claim pursuant to this Clause 10.4.2 shall not prejudice the Protected Party's right to make an Indemnity Claim in respect of the relevant Third Party Claim pursuant to Clause 10.5, except to the extent that the prospective Indemnifying Party demonstrates that the defense of the Third Party Claim is materially prejudiced by the Indemnified Party's failure to give notice pursuant to this Clause 10.4.2.

10.5	Notice of Indemnity Claims

10.5.1
An Indemnity Claim shall be asserted by written notice from the Protected Party asserting such Claim (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"). For all purposes under this Agreement, and without prejudice to the rights of the CME Protected Parties, CME ME has agreed that it will act as the Indemnified Party for all Indemnity Claims involving the CME Protected Parties, and no CME Protected Party other than CME ME and CME Ltd shall be entitled to prosecute any Indemnity Claim against PPF.

10.5.2
The notice shall include information regarding the nature and basis for the Indemnity Claim and an estimate of the amount of Losses (detailing, to the extent practicable, the Indemnified Party's calculation of the Losses thereby alleged to have been suffered by it) demanded.

10.6	Defense of Third Party Claims

10.6.1
As soon as an Indemnified Party has asserted an Indemnity Claim involving a Third Party Claim, it shall thereafter consult with the Indemnifying Party in respect of the Third Party Claim and permit, and procure that any relevant Protected Party shall permit, the Indemnifying Party and its advisers reasonable access to relevant employees, premises, chattels, documents and records (including the right to take copies at Indemnifying Party's expense of such documents and records) for the purposes of investigating the matter and enabling Indemnifying Party to take any action permitted by this Clause 10.

10.6.2
Subject to the Indemnifying Party indemnifying the Indemnified Party or other relevant Protected Party against any liabilities, losses or expenses which it may reasonably suffer or incur thereby and which it would not otherwise suffer or incur, the Indemnifying Party shall be entitled by notice in writing to Indemnified Party at any time to require that the Indemnifying Party shall thereafter on behalf of the Indemnified Party or other Protected Party have the sole conduct, control and costs of the indemnified Third Party Claim. Following such notice, the Indemnifying Party shall be entitled to avoid, dispute, resist, settle, compromise, defend or appeal the Third Party Claim; provided, however, that any action to avoid, dispute, resist, settle, compromise, defend or appeal any Third Party Claim shall not create or be reasonably expected to create any Losses for any Protected Party; and provided, further that in no event shall the Indemnifying Party enter into any settlement, compromise or similar arrangement of such Third Party Claim if the amount of such Third Party Claim, when aggregated with all such other Indemnity Claims then outstanding, exceeds the amount of total indemnity then available pursuant to Clause 11.3 or 11.12 as applicable. The Indemnified Party shall not do and shall procure that no other Protected Party shall do anything inconsistent therewith.

10.6.3
If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall, and shall procure that each relevant Protected Party shall, give to the Indemnifying Party all such information and assistance as the Indemnifying Party may reasonably require for the purpose of such defense, including without limitation instructing any such lawyers or other professional advisers as the Indemnifying Party may nominate to act on behalf of the Indemnified Party but in accordance with the Indemnifying Party's instructions.

10.6.4
The Indemnifying Party shall keep the Indemnified Party informed of all material developments in relation to any Third Party Claim in respect of which the Indemnified Party has served a notice pursuant to this Clause 10 by providing written reports on a quarterly basis or more frequently, where reasonably necessary, that contain such information as the Indemnified Party shall reasonably require or request.

10.6.5
Where the Indemnifying Party has not by a notice pursuant to this Clause 10 assumed sole conduct, control and costs in relation to a Third Party Claim, the Indemnified Party shall and shall procure that each relevant Protected Party shall:

(i)
keep the Indemnifying Party informed of all material developments in relation to the Third Party Claim by providing written reports on a quarterly basis or more frequently, where reasonably necessary, that contain such information as the Indemnifying Party shall reasonably require;

(ii)
not make any admission of liability, agreement, settlement or compromise with any third party in relation to the Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed;

(iii)
take all actions that the Indemnifying Party may reasonably request to avoid, dispute, resist, defend or appeal the Third Party Claim; provided, that any such action to avoid, dispute, resist, settle, compromise, defend or appeal any Third Party Claim shall not create or be reasonably expected to create any Losses for any Protected Party;

(iv)	procure that no Third Party Claim relating to Tax is settled or otherwise compromised without the Indemnifying Party's prior written consent, such consent not to unreasonably withheld or delayed.

10.6.6
In addition, if the Third Party Claim relates to Tax, the Indemnified Party shall, and shall procure that each relevant Protected Party shall, take such action as the Indemnifying Party may reasonably and promptly by written notice request, including (without limitation) the relevant Protected Party applying to postpone (so far as legally possible) the payment of any Tax; provided, that such Third Party Claim shall include any penalties, interest or fines incurred as a result of such postponement.

10.6.7
Unless an Indemnifying Party elects, pursuant to Clause 10.6, to assume the control and costs of defense, the costs of defense of any Third Party Claims, including any Krsak Claim but excluding those Claims referred to in Clause 10.6.8, shall be the responsibility of the TV Nova Group, provided that such costs borne by the TV Nova Group shall include only the reasonable costs of attorneys, experts, other advisors, court fees, and related items, and shall not include the cost of any judgment or award made in favor of any claimant.

10.6.8
Regardless of whether PPF elects, pursuant to Clause 10.6, to assume the control and costs of defense, the cost of the prosecution, defense and resolution of any Zelezny Claims, AHVG Claims, Komar Claims, Gerner Claims or Smejc Claims, including any judgment or award made in favor of any claimant or any settlement or compromise payment made in respect of any such Claim, shall be borne solely by PPF. If any of such costs are incurred in the first instance by the TV Nova Group, PPF shall reimburse the TV Nova Group for all such costs reasonably incurred.

10.6.9
The cost of any payments made to Krsak in connection with a Krsak Claim or settlement or other resolution of a Krsak Claim shall be borne by PPF, unless CME ME and PPF agree that such costs shall be borne by the TV Nova Group.

10.6.10
The Party responsible for the defense of any Claim shall keep the other Party reasonably informed of all material developments in relation to any such Claim by providing written reports on a quarterly basis or more frequently, where reasonably necessary, that contain such information as the Indemnified Party shall reasonably require.

11	Limitation Of Liability

11.1	General

11.1.1
The Parties acknowledge that the occurrence of Closing shall not prejudice the rights of the Parties with respect to any claims concerning the Warranties of any other Party made as of the Closing Commencement Date or the performance or failure to perform by any other Party of its obligations under this Agreement that were due to be performed prior to Closing.

11.1.2
The value of any Losses claimed by one Party against another Party shall be reduced by the value of any related savings or other net benefits gained by the Party entitled to such Losses as a result of such violation, and by any amounts with respect to such Losses that the injured Party recovers with respect to such Losses through insurance policies or other guarantees.

11.1.3
PPF's liability under Clause 10 in respect of any Loss resulting from Tax shall not arise to the extent that (i) the corresponding provision or reserve in respect of that liability to Tax (other than deferred tax) has been made in the Closing Audit Report or to the extent that payment or discharge of such liability to Tax (other than deferred tax) has been taken into account in the Closing Audit Report, (ii) the corresponding provision or reserve in respect of that liability to Tax has been made in the Closing Audit Report which is insufficient only by reason of any increase in rates of Tax or change in Tax Law after the date hereof having retrospective effect, (iii) it is a liability to Tax which arises directly from a voluntary act or transaction (a) that could reasonably have been avoided without any adverse affect on the CME Parties or any of their affiliates or the TV Nova Business and any negative impact of which giving rise to a Loss could reasonably have been expected by the CME Parties, and (b) that is carried out by the CME Parties or the TV Nova Group after the Closing Completion Date otherwise than in the ordinary course of business, except for any such voluntary act or transaction carried out with the prior written consent of PPF or carried out pursuant to any Tax Law. Notwithstanding the foregoing, PPF's liability shall not be reduced in respect of any reasonable action undertaken by the CME Parties or the TV Nova Group after the Closing Completion Date to minimize exposure to Tax for periods up to and including the Closing Completion Date.

11.1.4
If PPF pays to or for the benefit of the CME Parties or the TV Nova Group an amount in respect of any Losses and TV Nova Group or any CME Protected Party subsequently receives from any other person any payment or benefit in respect of the matter giving rise to such Claim, the CME Parties shall thereupon pay to PPF an amount equal to the payment or benefit received (except to any extent that the liability of PPF in respect of such Losses was reduced to take account of such payment or benefit).

11.1.5
Each Party shall be under an obligation to take all reasonable steps and to procure that all other Protected Parties take all reasonable steps to mitigate any Loss which is or might become the subject of a Claim against another Party before making an Indemnity Claim against such other Party; provided, however, the obligation to mitigate shall not include the obligation to bring any action or make any claims against any third person, but provided further that any Indemnifying Party shall have the right to subrogate to any claim of the Indemnified Party against any such third person, after the Indemnifying Party has fully covered all Losses of the Indemnified Party.

11.2	Time for Making Claims

The liability of the CME Parties and PPF for any false, incorrect or misleading Warranty and for any partial or complete failure to fulfil or incorrect fulfilment of their obligations hereunder, or for indemnification relating to such matters, shall be limited to the Claims made by the claiming Party to the other Party in writing in accordance with Clause 10.5 above, on or before the second anniversary of the Closing Completion Date; provided, however, that:

(i)
with respect to any Claims made by the CME Protected Parties related to Zelezny Claims, AHVG Claims, Gerner Claims, Komar Claims, Krsak Claims for damages arising from facts or circumstances prior to the Closing Completion Date, the failure of PPF to transfer to the TV Nova Group good title to the 100% CP 2000 Ownership Interest or the failure of Vilja to have good title to the 52.075% CET 21 Ownership Interest, the liability of PPF shall extend to Claims made by the claiming CME Protected Party to PPF in writing on or before the third anniversary of the Closing Completion Date;

(ii)
with respect to any Claims made by the CME Protected Parties related to Taxes, the liability of PPF shall extend to Claims made by the claiming CME Protected Party to PPF in writing on or before the third anniversary of the later of the Closing Completion Date and the filing of the relevant Tax return for any tax period or portion thereof up to and including the Closing Completion Date;

(iii)
with respect to any Claims made by the CME Protected Parties related to Smejc Claims or Claims against Smejc, the liability of PPF shall extend to Claims made by the claiming CME Protected Party to PPF in writing on or before the later of (a) the third anniversary of the Closing Completion Date or (b) three years from the expiration or termination of the Smejc Agreement; and

(iv)	notice given of a potential or contingent Claim pursuant to Clause 10.4 shall constitute duly given notice for purposes of this Clause.

11.3	Limitation on PPF's Liability

11.3.1
Subject to Clause 11.3.2, the aggregate liability of PPF to the CME Protected Parties for any Losses arising from or related to any false, incorrect or misleading Warranty and for indemnification relating to such matters shall be limited to an aggregate sum of CZK 2,000,000,000.

11.3.2
Notwithstanding Clause 11.3.1, the aggregate liability of PPF to the CME Protected Parties for any Losses arising from or with respect to (i) Taxes, (ii) any Zelezny Claim, (iii) any AHVG Claim, (iv) any Smejc Claim, (v) the failure of Vilja to have good title to the 52.075% CET 21 Ownership Interest, (vi) any Komar or Gerner Claim, (vii) Claims by any CME Protected Party against Smejc arising out of any breach by Smejc of any Transaction Document, (viii) any fraudulent or criminal act or omission by PPF or any member of the PPF Group or any officer, director, representative, employee or agent thereof in respect of the ownership and operation of the TV Nova Group, and (ix) for indemnification relating to all such matters, shall be limited to an aggregate amount equal to the Purchase Price.

11.3.3	The aggregate liability of PPF to the CME Protected Parties in respect of any Losses howsoever caused shall be limited to an aggregate amount equal to the Purchase Price.

11.4	Allowances, Provisions and Reserves

PPF shall not be liable in respect of a Claim to the extent that allowance, provision or reserve in respect of the matter giving rise to the Claim or a specific category of such matters was made in the Closing Audit Report.

11.5	Change in Law

PPF shall not be liable in respect of any Claim to the extent that it arises solely as a result of any change in any law, decree, ordinance, order or regulation having retrospective effect occurring after the Closing Completion Date.

11.6	Accounting Bases

PPF shall not be liable in respect of any Claim to the extent that it arises or is increased as a result of any change after the Closing Completion Date in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company from those used in the Closing Audit Report.

11.7	Contingent and Non-quantifiable Liabilities

PPF shall not be liable in respect of any Claim to the extent that it relates to a liability which is contingent or not capable of being quantified unless and until the liability ceases to be contingent or becomes capable of being quantified, as the case may be.

11.8	No Double Recovery

11.8.1	PPF shall not be liable in respect of any Claim to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to the CME Parties.

11.8.2	The CME Parties shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Loss.

11.9	CME Parties' Approval

PPF shall not be liable in respect of any Claim for any Loss arising from any act or decision taken pursuant to Clause 5.2 to the extent that the conduct of PPF that gave rise to such Loss was undertaken at the express direction of or with the express consent of CME ME or CME Ltd, or otherwise as agreed in writing between CME ME and PPF.

11.10	Status of Clause 11

The provisions of this Clause 11 shall apply notwithstanding anything else in the Transaction Documents to the contrary.

11.11	Pre-1996 Event Facts and Circumstances

Notwithstanding any other provision of this Agreement or another Transaction Document, PPF shall have no liability to any CME Protected Party in relation to any Loss to the extent it arises from any fact or circumstance occurring or existing prior to August 30, 1996.

11.12	Limitation on CME Parties' Liability

The aggregate liability of the CME Parties to the PPF Protected Parties for any Losses howsoever caused shall be limited to an aggregate amount equal to US$ 25,000,000, except as provided in the Subscription Agreement; provided, however, that nothing in this Clause shall affect the obligation of the CME Parties to pay the Purchase Price if such amount is otherwise due pursuant to this Agreement.

12	Tax Issues

12.1	Tax Returns

Each member of the TV Nova Group (which may act through a duly authorised agent for the purposes of this Clause 12), shall at its own cost, prepare and submit its statutory accounts and tax returns for accounting periods ended on or prior to Closing Completion Date, to the extent they have not been prepared or submitted prior to the Closing Completion Date. PPF shall give each member of the TV Nova Group, or shall procure that each member of the TV Nova Group is given, all such assistance as may be required to prepare the said returns and agree them with the appropriate authorities. Each member of the TV Nova Group shall deliver to PPF copies of all material documentation and drafts of all material correspondence relating to the said returns which it intends to submit to the relevant Tax Authority before submission and give consideration to PPF's reasonable comments concerning them.

12.2	Tax Credits

If any Indemnity Claim relating to Tax represents Tax for which credit is or may become due to the TV Nova Group at a later date or in respect of which it is subsequently found that there arises a corresponding credit or right to repayment of Tax, the amount of the Claim relating to Tax shall nevertheless be payable in full by PPF but if subsequently any reduction is made in the Claim relating to Tax or it is found that PPF's liability in respect of the Claim relating to Tax falls short of the amount paid by PPF or such credit or repayment is received by the TV Nova Group, CME ME shall promptly repay to PPF an amount equal to such reduction, shortfall, credit or repayment up to the amount previously paid by PPF in respect of that Claim relating to Tax and net of the CME ME's reasonable costs and interest on such amount. For this purpose, no credit shall be taken to have been received by the TV Nova Group unless it shall have relieved the TV Nova Group of a present obligation to pay Tax.

13	Security

13.1	Required Security

13.1.1
On the Closing Commencement Date, PPF shall provide security for the performance by PPF of the Obligations in form of the Guarantee to be issued in favor of the CME Parties by the Guarantor. The Guarantee shall be effective from the Closing Commencement Date.

13.1.2
On the Closing Commencement Date, PPF shall provide security for the performance by Guarantor of all Guarantor Obligations in the form of the PPF Group Guarantee to be issued in favor of the CME Parties by the PPF Group Guarantor. The PPF Group Guarantee shall be effective from the Closing Commencement Date, and shall be available to be called on once the aggregate demands made under the Guarantee amount to CZK 2,000,000,000 or more, provided, that all Guarantor Obligations shall be subject to this PPF Group Guarantee after the threshold has been exceeded.

13.2	Substitute Security

13.2.1
At any time after the Closing Completion Date PPF may replace the PPF Group Guarantee with Substitute Security by giving CME ME a Substitution Notice, and thereafter may replace any Substitute Security provided to secure the Guarantor Obligations with other Substitute Security by giving CME ME a Substitution Notice.

(i)
PPF shall not submit more than one Substitution Notice during any one-year period from the Closing Commencement Date in respect of the substitution of the PPF Group Guarantee except in the event that additional security is required for purposes of satisfying the Guarantor Obligations pursuant to the terms hereof or of the PPF Group Guarantee.

(ii)	Upon completion of the replacement of the PPF Group Guarantee with Substitute Security, as provided herein, the PPF Group Guarantee shall cease to be valid and effective.

(iii)
The Parties agree that any Substitution Notice with respect to the PPF Group Guarantee shall not contain more than three forms of Substitute Security, but if more than one form of Substitute Security is proposed at any one time, no single form of Substitute Security shall be proposed with a value less than US$ 40,000,000.

(iv)	At no time shall the Substitute Security for the Guaranteed Obligations consist of more than three forms of Substitute Security, unless CME ME shall agree otherwise.

13.2.2
At any time after PPF or the Guarantor has provided Initial Security pursuant to the Guarantee, PPF may replace the Initial Security with Substitute Security by giving the CME Parties a Substitution Notice.

(i)
PPF shall not submit more than one Substitution Notice during any one-year period from the Closing Commencement Date in respect of such substitution except in the event that additional security is required for purposes of satisfying the Guarantor Obligations pursuant to the terms here of or of the Guarantee.

(ii)
The Parties agree that any Substitution Notice with respect to the Initial Security shall not contain more than three forms of Substitute Security, but if more than one form of Substitute Security is proposed at any one time, no single form of Substitute Security shall be proposed with a value less than US$ 20,000,000.

(iii)	At no time shall the Substitute Security for the Obligations consist of more than three forms of Substitute Security.

13.2.3
Any Substitution Notice delivered to the CME Parties while either the Guarantor is in breach of its obligations under the Guarantee or the PPF Group is in breach of its obligations under the PPF Group Guarantee shall be invalid.

13.2.4	The Substitution Notice shall specify:

(i)	the form of Substitute Security,

(ii)	the estimated value of the Substitute Security,

(iii)	the proposed substitution date (the "Substitution Date"); and

(iv)	the procedure and contracts and other documentation necessary for the substitution.

13.2.5
If the CME Parties receive a Substitution Notice in respect of security provided by the Guarantor, they can object to the proposed substitution within 15 Business Days of receipt of the Substitution Notice on the grounds that:

(i)	the value of the Substitute Security is less than the aggregate value of the outstanding Demand Amounts on the Substitution Date,

(ii)	the Substitute Security is not reasonably liquid; or

(iii)	the substitution procedure could at any time leave the CME Parties without the benefit of sufficient security provided, however, that no objection can be made to the form of any of the types of Substitute Security specified in Clause 13.2.9.

13.2.6
If the CME Parties receive a Substitution Notice in respect of security originally provided by the PPF Group Guarantee, they can object to the proposed substitution within 15 Business Days of receipt of the Substitution Notice on the grounds that:

(i)	the value of the Substitute Security is less than an amount equal to the greater of:

(a)	CZK 10 billion, or

(b)	the aggregate value of the outstanding Demand Amounts on the date of the Substitution Notice; or

(ii)	the Substitute Security is not reasonably liquid; or

(iii)	the substitution procedure could at any time leave the CME Parties without the benefit of sufficient security.

provided, however, that no objection can be made to the form of any of the types of Substitute Security specified in Clause 13.2.9.

13.2.7
If the CME Parties object to the proposed Substitute Security on the grounds stated in Clauses 13.2.5(i), 13.2.5(ii), 13.2.6(i) or 13.2.6(ii), PPF and CME may appoint the Independent Accountant to determine whether the CME Parties' objection is valid.

13.2.8
As soon as reasonably practical after the appointment of the Independent Accountant, PPF shall make available to the Independent Accountant all relevant documentation concerning the proposed Substitute Security and CME ME shall make available all relevant information concerning the basis for its objection. The Independent Accountant shall review the Substitution Notice and the relevant information provided by PPF and CME ME and shall, as promptly as practicable, and in no event later than 25 Business Days following the date of delivery of the relevant information described above, deliver to CME ME and PPF a decision as to whether the CME Parties' objections to the Substitute Security were valid.

(i)
The Independent Accountant, if appointed, shall act as an expert and not as an arbitrator, and its decisions on matters which shall be referred to it pursuant to this Clause shall be, absent manifest error, final and binding upon the CME Parties and PPF. PPF shall pay the fees and expenses of the Independent Accountant incurred in resolving the objections to the Substitute Security.

(ii)
If the Independent Accountant determines that the CME Parties' objections to the Substitute Security are not valid the CME Parties shall be bound to accept the Substitute Security proposed in the Substitution Notice, subject to the agreement of the CME Parties and PPF on definitive documentation and appropriate procedures. If the Independent Accountant determines that the CME Parties' objections to the Substitute Security are valid, no such substitution of Security shall be made.

(iii)	During the pendency of any such determination by the Independent Accountant, the Security in effect at the time the Substitution Notice is given shall remain in full force and effect.

13.2.9	Permitted forms of substitute security ("Substitute Security") shall consist of, at the election of PPF:

(i)	cash in an Escrow Account, denominated in US$, Euros or CZK,

(ii)
a bank guarantee to be irrevocably issued in favour of the CME Parties by a reputable international bank reasonably acceptable to the CME Parties (such bank (a) to have a credit rating for its US Dollar obligations from an international rating agency of no less than the credit rating of the Czech Republic for its sovereign foreign currency obligations, (b) to be a bank other than a Czech bank, and (c) to issue the bank guarantee from a branch situated outside of the Czech Republic) and shall be in form and substance reasonably acceptable to the CME Parties (a "Bank Guarantee"),

(iii)
a pledge on such number of publicly tradeable booked bearer shares of the common stock of Ceska pojistovna a.s. as have readily realizable value of not less than the amount required above with respect to the amount of such Security, including the right to receive dividends earned on such shares during the time that they are subject to the Pledge, in form and substance reasonably acceptable to the CME Parties (a "CP Pledge"), or

(iv)
solely in respect of a Substitution Notice delivered in respect of the PPF Group Guarantee, a pledge on such number of CME Shares as have readily realizable value of not less than the amount required above with respect to the amount of such Security, including the right to receive dividends earned on such shares during the time that they are subject to the Pledge, in form and substance reasonably acceptable to the CME Parties (a "CME Pledge").

13.3	Financial Condition of Guarantors and Mandatory Substitution

13.3.1	During all periods when any Security is in the form of the Guarantee or the PPF Group Guarantee,

(i)
PPF shall promptly provide the CME Parties with (1) a copy of the Guarantor's audited annual financial statements, beginning with 2004, and the guarantor's unaudited quarterly (to the extent prepared by such guarantor) and half-yearly financial statements (to the extent prepared by such guarantor) all on the accounting basis normally used by the Guarantor, (2) the PPF Group Guarantor's audited annual financial statements, beginning with 2003, and the guarantor's audited quarterly financial statements (to the extent prepared by the PPF Group Guarantor) all on the accounting basis normally used by the PPF Group Guarantor, and PPF shall procure that the PPF Group Guarantor shall provide to the CME Parties certification that the PPF Group Guarantor has sufficient assets available to it in order to satisfy any Guarantor Obligations that may arise on the basis provided in the PPF Group Guarantee together with delivery of its annual financial statements and also on the request of CME ME not more often than quarterly (provided that the PPF Group Guarantor's failure to deliver such certification in response to a CME ME request shall not in any way constitute a waiver of or otherwise affect any of PPF's rights or the PPF Group Guarantor's rights under this Agreement); and

(ii)
if there is a (a) decline in the Tangible Net Worth of the Guarantor by more than 10% from the Guarantor's Tangible Net Worth at December 31, 2004, or (b) material adverse change in the financial standing or creditworthiness of any guarantor since December 31, 2003, (x) PPF shall immediately notify CME ME of such occurrence and (y) within five Business Days of becoming aware of such occurrence give to the CME Parties a Substitution Notice or certify to the reasonable satisfaction of CME ME that notwithstanding the decline in Tangible Net Worth of the Guarantor or Total Assets or Shareholders Equity of the PPF Group Guarantor that the PPF Group Guarantor has sufficient assets available to it in order to satisfy any Guarantor Obligations that may arise; provided, that it is acknowledged that such certification will be satisfactory to CME ME if it is made on the basis of a then current consolidated balance sheet of the PPF Group Guarantor; and

provided, further, that nothing in this Clause or this Agreement shall entitle the CME Parties or their advisors or lenders to require the PPF Group Guarantor to participate in any valuation or creditworthiness examinations, or due diligence, or deliver any information, other than (1) pursuant to Clause 5.1.7 if and when agreed in each particular case, (2) in connection with the provision of Substitute Security pursuant to Clause 13.2, or (3) a dispute pursuant to Clause 15.

13.3.2
Upon issuance of a Substitution Notice pursuant to Clause 13.3.1(ii), the Parties shall proceed as provided in Clause 13.2.6. If CME ME makes valid objections to the Substitute Security proposed as provided in Clause 13.3.1, PPF shall be obliged to provide to CME ME another form of Substitute Security that reasonably satisfies the CME Parties.

13.4	Costs and Expenses

All the costs and expenses incurred in connection with the substitution procedure (including any legal fees of the CME Parties and taxes) and the costs and expenses incurred in connection the Substitute Security itself (including any bank costs related to Escrow Accounts or the provision of bank guarantees) shall be borne entirely by PPF.

13.5	Further Assurances Regarding Security

PPF shall promptly give the CME Parties all such assistance as they may reasonably require to enable the CME Parties to perfect the CME Parties rights to any Substitute Security and the CME Parties' rights thereunder, including without limitation the registration of any CP Pledge or CME Pledge on the Substitution Date.

13.6	Duration of Security

(i)
The Security shall remain in full force and effect until released by the CME Parties upon the later of (i) the expiration of the statute of limitations period for claims that could have been asserted on or before the third anniversary of the Closing Completion Date and (ii) resolution of any Indemnity Claims by any CME Protected Party that are outstanding on that date.

(ii)
The total amount of Security required to be provided following the third anniversary of the Closing Completion Date shall be limited to the amount of Indemnity Claims that are outstanding on that date.

14	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

15	Dispute Resolution

Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, that cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the UNCITRAL Arbitration Rules, by three arbitrators appointed by the Parties or otherwise appointed by the London Court of International Arbitration in accordance with such rules. Unless the Parties agree otherwise, any arbitration proceeding shall be conducted in two phases, beginning with a determination of the merits of the dispute, and followed, if necessary, by a determination of the relevant damages or other relief. The arbitration shall be conducted in London and all documents and proceedings shall be in the English language. Any of the Parties shall have the right to initiate the proceedings.

16	Non-Business Days

If Closing or any other performance would otherwise be required by the terms of this Agreement or any other Transaction Document to take place on a day which is not a Business Day, it will instead take place on the next Business Day.

17	Amendments

This Agreement may be amended or modified only if in writing (including a writing evidenced by a facsimile transmission) and signed by all of the Parties. Notwithstanding the provisions of Clause 22.2, the Parties may amend or modify this Agreement in any way without the consent of the Protected Parties.

18	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed shall constitute an original of this Agreement and all the counterparts together shall constitute one and the same instrument.

19	Confidentiality and Announcements

19.1	Non-Disclosure

19.1.1
The Parties shall not divulge or communicate to any person (other than those of its employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement, the matters contemplated hereby, any other Transaction Document, or the information disclosed by any Party to another Party, and shall use its reasonable endeavors to prevent its employees from so acting.

19.1.2
No announcement concerning this Agreement or any other Transaction Document shall be made by any Party without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed. Prior to any public announcement relating to any Transaction Document the Parties shall agree on the timing and content of any announcement.

19.1.3	Notwithstanding the provisions of Clauses 19.1 to 19.1.2 above, any Party may make an announcement or disclosure concerning this Agreement or any other Transaction Document:

(i)
if required by law or requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(ii)
to a Party's or its affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any other Transaction Document or any related arrangements or transactions, and (b) whose knowledge of such information is essential, and (c) who by its position or otherwise is under duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

19.2	Duration of Restrictions

The restrictions contained in this Clause 19 shall continue to apply for the period of three years following the expiration or termination of this Agreement.

19.3	Public Support

To the extent permitted by law and the foregoing obligations, each Party undertakes to provide the others with reasonable public support in relation to the matters contemplated in this Agreement.

20	Notices

20.1	Form of Notice

20.1.1	A notice under this Agreement shall only be effective if it is in writing, otherwise being deemed null and void.

20.1.2	Notices (including accompanying papers) with respect to this Agreement shall be prepared in the English language or, in respect of accompanying papers, accompanied by a certified English translation.

20.2	Addresses for Notices

Notices under this Agreement shall be sent to a Party at its address set forth on the first page hereof or faxed to the fax number and for the attention of the individual set out below:

(A)	if to CME Ltd, or

(B)	if to CME ME,

all to:	Central European Media Enterprises
for the attention of General Counsel
fax number: +44 20 7430 5403

(C)	if to PPF

to:	c/o PPF a.s.

fax number: +420 2 559222

with a copy to:

Brzobohaty, Broz & Honsa
for the attention of Josef Broz
fax number: +420 2 34091366

Any such notice shall be effective on the date of the fax transmission, provided that a facsimile-generated confirmation statement is retained by the sender and delivered to the recipient upon request and that the date of delivery that does not occur on a Business Day during normal business hours shall be deemed to be the next succeeding Business Day.

Each Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 20. Such change shall become effective five Business Days following the making of the notice.

21	Assignment

21.1	Successors

This Agreement shall be binding on and inure for the benefit of each Party's successors in title.

21.2	Restriction on Assignment

No Party shall assign or transfer (by way of corporate restructuring or otherwise), or declare any trust in favor of a third party over, all or any part of its obligations or undertakings under this Agreement without the prior written consent of the other Parties, which shall not be unreasonably withheld; provided, however, that CME ME may effect such an assignment, transfer or declaration of trust in order to grant security interests to a non-affiliated financial institution for purposes of securing financing; and provided further, however, that PPF may only withhold consent to any other assignment or transfer by either of the CME Parties to CME Ltd or any of the CME Parties' respective affiliates, if PPF reasonably demonstrates to the CME Parties the basis for PPF's conclusion that such assignment or transfer would negatively affect the rights of PPF under this Agreement or PPF's ability to enforce or recover against those rights. Any assignment or transfer by any of the CME Parties shall be undertaken by the CME Parties at no cost to PPF.

21.3	Substitute Performance

Any obligation of either CME Party hereunder may be satisfied by substitute performance by the other CME Party or any of their respective affiliates, and any right accruing to either CME Party hereunder may be exercised by the other CME Party; provided that PPF shall be entitled to rely on such substitute performance or exercise of rights as binding on the CME Party otherwise entitled to such performance or exercise pursuant to this Agreement.

22	Rights of Third Parties

22.1	General

Subject to Clause 22.2, no person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

22.2	Protected Parties

The Protected Parties shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce Clause 10 and any other relevant Clauses necessary for the enforcement of the indemnities therein, including Clause 11, 13, 14, 15, and the Guarantee (or such Security as may be in effect at the time).

23	Entire Agreement

This Agreement and the other Transaction Documents, each when executed and effective pursuant to its terms, constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement and supersedes any Pre-contractual statement. Each Party acknowledges in entering into this Agreement it is not relying upon any Pre-contractual Statement (except those expressly set out in this Agreement and the documents referred to herein). Each of the Parties waives all rights and remedies which, but for this Clause 23, might otherwise be available to it in respect of any Pre-contractual Statement, provided that nothing in this Clause 23 shall limit or exclude any liability for fraud.

24	Waivers

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

25	Costs and Expenses

Each Party shall be liable for its costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

26	Severability

26.1	Effect of Invalidity

26.1.1
If any provision or part of this Agreement is ruled invalid, illegal or unenforceable by an arbitration tribunal described in Clause 15 or by any court of competent jurisdiction, the invalidity, illegality or unenforceability of such provision or part shall not affect any of the remaining provisions of this Agreement.

26.1.2	If from any circumstances whatsoever fulfillment of any provisions of this Agreement, at the time performance of such provisions shall be due, shall result in transcending the limit of validity, legality or enforceability, the right or obligation to be fulfilled shall be reduced to the limit of such validity, legality or enforceability, so that in no event shall any action be possible under this Agreement that is in excess of the current limit of such validity, legality and enforceability, but such obligation shall be fulfilled to the limit of such validity and enforceability.

26.2	Cure

If any provision or part of this Agreement is ruled invalid, illegal or unenforceable, then the Parties shall use their reasonable endeavors, to the fullest extent permitted under the law, in order to amend the terms of this Agreement so as to reasonably preserve the benefit of the bargain for the Parties.

27	Legality

The Parties to this Agreement shall not contest the legality of this Agreement, any Transaction Document, or any other agreement entered into pursuant to or in conjunction with this Agreement.

28	Further Assurance

Each of the Parties shall, at the request of the other Party, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

In witness hereof, this Agreement has been executed as a deed on the day and year first above written.

EXECUTED as a Deed for and on behalf of

CME MEDIA ENTERPRISES B.V.

By: /s/ Michael Garin

Name: Michael Garin

Title: Director

EXECUTED as a Deed for and on behalf of

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD

By: /s/ Michael Garin

Name: Michael Garin

Title: Director

EXECUTED as a Deed for and on behalf of

PPF (CYPRUS) LTD

By: /s/ Miroslav Horsky

Name: Miroslav Horsky

Title: Director

Annex 1
Programming Library Transfer

Agreed Principles

Parties

AQS a.s and CET 21 s.r.o. (or a party designated by CET 21, the "Transferee"))

Assignment

Subject to the receipt of any required consents, AQS will assign and transfer all rights, title and interest in the Programming Library to Transferee in accordance with the Programming Library Transfer Agreement ("PLTA"). The Programming Library of the TV Nova Business as of August 31, 2004 is incorporated into document number 2a on the Additional Disclosed Documents Index No. 34. The Programming Library to be transferred shall include rights to titles or runs that have been identified therein as reserved by Nova or AQS.

Assignment and Transfer Procedure

AQS shall cause true and correct copies of all AQS Programming Agreements to be Assigned and all master tapes and program broadcasting materials ("Program Materials") in its possession in respect of the AQS Programming Agreements to be Assigned to be delivered to Transferee.

The Programming Library to be transferred shall specifically exclude the transfer of the Program Materials in respect of certain titles identified in the PLTA Annex (the "Retained Master Tapes"). Transferee shall have no liability for the Retained Master Tapes or any obligations attached thereto other than as specified in the PLTA Annex.

AQS and Transferee shall agree a form of notice of consent to assignment of each AQS Programming Agreement to be Assigned to be delivered to the corresponding Distributor. Each of AQS and Transferee shall use its best efforts to procure that each Distributor consents to the assignment. Until the consent of any Distributor is obtained, the Transferee shall be deemed to be a sublicense in accordance with the corresponding AQS Programming Agreement to be Assigned.

AQS will inform each Distributor that all future deliveries of Program Materials (other than any Retained Master Tapes) shall be made directly to Transferee. In the event AQS or its affiliates receive any Program Materials in respect of the AQS Programming Agreements to be Assigned, it shall promptly cause such Program Materials to be delivered to Transferee.

The failure to deliver Program Materials in accordance with the PLTA, a change of control of AQS prior to the transfer of the Programming Library, and AQS' holding itself out or acting as an agent or representative of the TV Nova Group or amending or extending the terms of any Programming Agreements to be Assigned will be included as breaches of the PLTA.

Payment

Subject to the satisfaction of the Assignment and Transfer Procedure and the delivery of the Program Materials, Transferee will pay to AQS: The agreed value of each of the AQS Programming Agreements to be Assigned in the amounts set forth in the PLTA Annex (which value shall be 59.5% of the indicated value in respect of any title reserved by AQS) minus those outstanding liabilities to Distributors under the AQS Programming Agreements to be Assigned assumed by Transferee in the amounts set forth in the PLTA Annex.

The agreed value shall be reduced all amounts invoiced by AQS to CET 21 in respect of the Programming Library under any AQS Programming Agreement to be Assigned that has been issued by AQS to CET 21 pursuant to the Agreement on Basic Principle of Purchase of Foreign and Domestic Programs dated September 24, 1998, the Contract for the Purchase of TV Broadcasting Rights and Rights to Language Versions and for the Provision of Shipping Services dated May 10, 2004 or otherwise.

Annex 2
PPF Group

The PPF Group, as of the Execution Date, consists of the following persons. This information is based on the annual report of PPF as of December 31, 2003 as well as other disclosures made by PPF. PPF shall update this list as of the Closing Commencement Date, and thereafter to reflect changes in the corporate structure and activities of the PPF Group; provided, that any change to this Annex shall be subject to the agreement of the CME Parties prior to making any changes as amendments to the Framework Agreement.

•	Petr Kellner
•	PPF Group N.V.
•	Cespo Holdings B.V.
•	Cespo B.V.
•	Česká pojíšťovna a.s.

•	Česká pojíšťovna Group

•	Home Credit Group
•	eBanka, a.s.
•	PPF a.s
•	PPF banka a.s. (formerly Prvni městská banka a.s.)
•	PPF burzovni společnost a.s.
•	PPF Capital Management a.s.
•	PPF majetková a.s.
•	CM - CREDIT a.s.
•	PPF (CYPRUS) LIMITED
•	PPF SERVICES LIMITED
•	PPF Asset Management a.s.
•	PPF CONSULTING a.s.
•	TV Nova Group (including CET 21 and CP 2000, and all subsidiaries of CET 21 and CP 2000)
•	MEF Media B.V.
•	PPF Media B.V.
•	TV Nova Holdings B.V.
•	All members of the Board of Directors, Supervisory Board or Company Management of the foregoing persons

For purposes of Clauses 1.2, 4, 8 (excluding 8.4), 10 and 11 of the Agreement, PPF Group shall also include:

•	Messrs. Smejc, Komar and Gerner

Annex 3
Working Capital

Annex 4
Form of Transfer Agreement (CZ a.s. Entity)

Annex 5
Form of Transfer Agreement (CZ s.r.o. Entity)

Annex 6
Subscription Agreement

Annex 7
Registration Rights Agreement

Annex 8
TV Nova Group Agreement

Annex 9
Guarantee

Annex 10
Smejc Agreement

Annex 11
Amended Newco/Oldco Memorandum of Association

Annex 12
PPF Group Guarantee